UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IPC The Hospitalist Company, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 5, 2014

TO OUR STOCKHOLDERS:

We will hold our 2014 annual meeting of the stockholders of IPC The Hospitalist Company, Inc., a Delaware corporation, on Thursday, June 5 at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California, for the following purposes, which are further described in the accompanying proxy statement:

(1)	To elect three Class I Directors nominated by our Board of Directors and named in the accompanying proxy statement to serve for a term of three years and until their successors are duly elected and qualified;

(2)	To approve an amendment to the Certificate of Incorporation of the Company to confer on our Board of Directors the ability to amend our By-laws;

(3)	To approve an amendment to the By-laws of the Company to add a Delaware exclusive forum provision;

(4)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014;

(5)	To hold a non-binding advisory vote to approve executive compensation; and

(6)	To transact other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 7, 2014 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are now providing access to our proxy materials over the Internet. Accordingly, we will mail, on or before April 25, 2014 a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on April 7, 2014. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge. You will not receive such Notice in the mail if you previously permanently elected to receive a printed copy of the proxy materials.

The Notice of Internet Availability of Proxy Materials will also identify the date, time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; an e-mail address and a website where stockholders can request a paper or e-mail copy of our proxy statement, our annual report to stockholders and a form of proxy relating to the annual meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please vote, at your earliest convenience, using the telephone or Internet or request a proxy card to complete, sign and date and return by mail, in the postage prepaid envelope provided. If you attend the meeting, you may vote in person, even if you previously used the telephone or Internet voting systems or returned a signed proxy.

Please note that all votes cast via telephone or the Internet must be cast prior to 11:00 p.m., Pacific Time on Wednesday, June 4, 2014.

By order of the Board of Directors,

Adam D. Singer, M.D. Chief Executive Officer

North Hollywood, California

April 23, 2014

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors is soliciting proxies from our stockholders in connection with our 2014 annual meeting of stockholders, to be held on Thursday, June 5 at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on April 7, 2014. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Our telephone number is (888) 4IPC-DOC (888-447-2362). The words “we,” “us,” “our,” “IPC” and the “Company” used throughout this proxy statement refer to IPC The Hospitalist Company, Inc. To obtain directions to our annual meeting, visit our website at www.hospitalist.com.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include this proxy statement and the accompanying proxy card, notice of annual meeting of stockholders, and annual report to stockholders, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive paper copies of these materials. Instead, the Notice of Internet Availability of Proxy Materials instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials was first mailed on or before April 25, 2014 to all stockholders of record as of April 7, 2014.

Whether or not you plan to attend the meeting in person, please vote, at your earliest convenience, using the telephone, Internet, or request a proxy card to complete, sign and date and return by mail, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy that is given and not revoked will be voted at the meeting:

(1)	For each nominee named in this proxy statement to our Board of Directors;

(2)	For the approval of the amendment to the Certificate of Incorporation of the Company to confer on our Board of Directors the ability to amend our By-laws;

(3)	For the approval of the amendment to the By-laws of the Company to add a Delaware exclusive forum provision;

(4)	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014;

(5)	For the approval, on an advisory basis, of the executive compensation of our named executive officers; and

(6)	As recommended by our Board of Directors, in its discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

Voting Information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 17,125,914 shares of common stock outstanding. Each stockholder is entitled to one vote per share on each matter that we will consider at the annual meeting. Stockholders are not entitled to cumulate votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the meeting. Stockholders attending the meeting in person or represented by proxy at the meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals to Be Approved

Directors are elected by a plurality of the votes cast, in person or by proxy, which means that the three nominees with the most votes will be elected. Abstentions and broker non-votes as to the election of any director nominees will not affect the outcome of the election of directors.

The approval of an amendment to our Third Amended and Restated Certificate of Incorporation and the approval of the amendment to our Third Amended and Restated By-laws each requires the affirmative vote of a majority of the shares of common stock outstanding on the record date for the annual meeting. Abstentions with respect to either of these proposals will be treated as votes against the respective proposal. Broker non-votes with respect to either of these proposals will not be considered entitled to vote on this proposal and will be treated as votes against the respective proposal.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014 requires the affirmative vote of a majority of the shares of common stock outstanding on the record date for the annual meeting. Abstentions with respect to this proposal will be treated as votes against the proposal. This proposal is the only routine matter being voted on at the annual meeting and, therefore, brokers may vote in their discretion on this proposal even if they have not received specific voting instructions from their customers.

The approval of the proposal regarding the advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares of common stock outstanding on the record date for the annual meeting. Because your vote is advisory, it will not be binding on the board of directors or the Company. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions and broker non-votes will be treated as votes against this proposal.

Proxy Solicitation Costs

We will pay for the cost of preparing, assembling, printing and mailing these proxy materials to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities.

Delivery of Proxy Statement and Annual Report

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of the Notice of Internet Availability of Proxy Materials and, as applicable, an annual report and proxy statement, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an annual report and proxy statement, the owner should notify his or her broker. Beneficial owners sharing an address to which a single copy of the proxy statement and annual report was delivered can also request prompt delivery of a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, proxy statement and annual report by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Our telephone number is (888) 4IPC-DOC (888-447-2362).

Electronic Availability of Proxy Materials for 2014 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 5, 2014. This proxy statement and IPC’s Annual Report to Stockholders and Form 10–K for fiscal year 2013 are available electronically at http://investors.hospitalist.com.

Electronic Delivery of Future Proxy Materials

You may elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy form. If you hold your shares through a broker, please check the information provided in the proxy materials mailed to you by your broker for instructions on how to elect this option. Your election to view these documents over the Internet will remain in effect unless you elect otherwise.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

At the annual meeting, you will elect three directors to serve as Class I Directors until the 2017 annual meeting of stockholders or until their respective successors are elected and qualified. The nominees for election as Class I Directors are identified below, each of whom is currently serving on the Board of Directors and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute nominee designated by the Board of Directors.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to whom any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

Information Concerning our Directors Nominated for Election

Class I Directors—Terms Scheduled to Expire in 2017

Adam D. Singer, M.D., age 54. Dr. Singer has been a director, Chairman, and our Chief Executive Officer since he founded IPC in 1995, and served as our Chief Medical Officer from 2006 through February 2013. Dr. Singer currently serves as a member of our quality committee. In 1991, Dr. Singer acquired a private practice in pulmonary medicine that shortly thereafter merged with two other pulmonary physicians’ practices to become part of Consultants For Lung Disease, Inc. Dr. Singer received his B.S. in Biology from the University of California, Los Angeles and his medical degree from the Chicago Medical School at Rosalind Franklin University. Dr. Singer performed a post-doctoral internship and residency in internal medicine and a fellowship in pulmonary medicine at University of Southern California. Dr. Singer’s qualifications to serve on our Board of Directors include his position as our Chief Executive Officer since inception of the Company, his position as our Chief Medical Officer from January 2006 through February 2013 and his background as founder of the Company and one of the founders of the hospitalist movement. In addition, Dr. Singer has been a practicing physician and brings to our Board of Directors and our Company a depth of understanding of physician culture.

Thomas P. Cooper, M.D., age 70. Dr. Cooper has served as one of our directors since August 2007, including as a member of our compensation committee, and as the chairman of our quality committee from June 2008 through August 2013. In March 2013, the independent members of the Company’s Board of Directors designated Dr. Cooper as our Lead Director. Since 1991, Dr. Cooper has been chairman of the board at VeriCare Management Inc. and currently serves as the lead director of the board of directors at Kindred Healthcare, Inc. (NYSE-KND) and as the chairman of the board at Hanger Orthopedic Group (now Hanger,Inc.; NYSE-HGR). Dr. Cooper has founded various healthcare related companies, including VeriCare, Spectrum Emergency Care, Correctional Medical Systems and Mobilex. Dr. Cooper is also a partner at Aperture Venture Partners, a venture capital firm and serves as a senior advisor to Frazier Healthcare, a private equity firm. Dr. Cooper was an adjunct professor at the Columbia University School of Business teaching entrepreneurship. Dr. Cooper received a B.A. from DePauw University and a medical degree from Indiana University Medical School. Dr. Cooper’s qualifications to serve on our Board of Directors include his many years of experience as a physician executive and founder of several multi-state healthcare service organizations, his experience as a healthcare investor, his background in academics and his service on the boards of directors of several other public and private healthcare service companies. In addition, Dr. Cooper has been a practicing physician and brings to our Board of Directors a depth of understanding of physician culture.

Chuck Timpe, age 67. Mr. Timpe has served as one of our directors since 1998 and has served as a member of our nominating and governance committee since September 2011 and as chairman of our audit committee since 1999. Mr. Timpe also serves as a director and chairman of the audit committee of CrowdGather, Inc. (OTCBB-CRWG). From June 2003 until his retirement in November 2008, Mr. Timpe served as the chief financial officer of Hythiam, Inc. (now Catasys Inc.; OTCBB-CATS). Prior to joining Hythiam, Mr. Timpe was chief financial officer, from its inception in February 1998 to June 2003, of Protocare, Inc., a clinical research and pharmaceutical outsourcing company which merged with Radiant Research, Inc. in March 2003. Previously, he was a principal in two private healthcare management consulting firms he co-founded, chief financial officer of National Pain Institute, treasurer and corporate controller for American Medical International, Inc. (now Tenet Healthcare Corp.; NYSE-THC), and a member of Arthur Andersen, LLP’s healthcare practice, specializing in public company and hospital system audits. Mr. Timpe is currently a business consultant. Mr. Timpe received his B.S. from University of Missouri, School of Business and Public Administration, and is a certified public accountant (inactive). Mr. Timpe has over 40 years of experience in the healthcare industry as a senior healthcare financial executive and director. Mr. Timpe’s qualifications to serve on our Board of Directors include his many years of experience as a senior healthcare financial executive with both public and private multi-state healthcare service organizations, his experience with a large public accounting firm specializing in healthcare practice, his fifteen years of experience serving on our Board of Directors, his service on the boards of directors of other public companies and private healthcare companies and his deep understanding of healthcare finance.

The Board of Directors recommends a vote FOR the election of each of the named nominees as Class I Directors.

Information Concerning our Other Directors

The following persons are currently directors of the Company whose terms will continue after the annual meeting.

Class II Directors—Term Scheduled to Expire in 2015

Mark J. Brooks, age 47. Mr. Brooks has served as one of our directors since April 1999 and has served as a member of our audit committee since July 2011 and as chairman of our compensation committee since June 2008. Since its formation in January 2007, Mr. Brooks has served as a managing director of Scale Venture Partners. Prior to joining Scale Venture Partners, Mr. Brooks worked for Bank of America Ventures since 1995, ultimately serving as a managing director. Mr. Brooks currently sits on the boards of directors of Alimera Sciences, Inc., (NASDAQ – ALIM) and the following private companies: Healogics, Inc., LivHome Inc., Spinal Kinetics, Inc., Oraya Therapeutics, Inc. and New Century Hospice, Inc. Mr. Brooks received a B.A. in economics from Dartmouth College and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Brooks’ qualifications to serve on our Board of Directors include his many years of experience as a venture capital investor in various healthcare service organizations including our Company, his fifteen years of experience serving on our Board of Directors, his many years of service on the boards of directors of other healthcare companies and a deep understanding of healthcare finance.

Woodrin Grossman, age 69. Mr. Grossman has served as one of our directors and as a member of our audit committee and our nominating and governance committee since March 2008. Mr. Grossman retired in 2007 after serving as Senior Vice President-Strategy and Development of Odyssey HealthCare Inc. from January 2006 to December 2007 and as a director from July 2005 to January 2006. Prior to Odyssey HealthCare, Inc., Mr. Grossman worked for PricewaterhouseCoopers for 37 years, including 27 years as a partner of the firm and over five years as the healthcare practice leader of the firm. Mr. Grossman currently serves on the board of directors of MedCath Corporation, American Specialty Health, Inc., Inner Change, Encompass Home Health, New Century Hospice and served as a director of Kinetic Concepts, Inc. in the past five years. Mr. Grossman received a B.S. in economics from Moravian College and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Grossman’s qualifications to serve on our Board of Directors include his many years of experience as a partner and the healthcare practice leader at a large international public accounting firm providing auditing and consulting services to multi-state healthcare companies, his experience as a senior executive responsible for strategy and development for a public healthcare services firm and his experience serving on the boards of directors of other public and private healthcare companies, together with his deep understanding of healthcare finance, accounting and auditing.

R. Jeffrey Taylor, age 65. Mr. Taylor has been a director and our President and Chief Operating Officer since he joined IPC in July 2000, and currently serves as a member of our quality committee. Prior to joining IPC, Mr. Taylor was the executive vice president of Atlanta-based Mariner Post-Acute Network. Prior to that, Mr. Taylor was chief executive officer of American Outpatient Services, Inc. and held various positions including executive vice president, chief administrative officer and general counsel with American Medical International, Inc. (now Tenet Healthcare Corp.; NYSE-THC). From July 2009 through December 2011, Mr. Taylor also served on the board of directors of Dormir, Inc. Mr. Taylor received a B.S. from the University of Utah and a J.D. from the University of Utah College of Law. Mr. Taylor has more than 27 years of experience in the areas of acute-care, sub-acute care and the outpatient dialysis segments of the healthcare industry. Mr. Taylor’s qualifications to serve on our Board of Directors include his twelve years as our President and Chief Operating Officer, his many years of experience as a senior executive responsible for operations in multi-state public and private healthcare services companies, his legal background in healthcare and his service on the board of directors of another healthcare services company.

Class III Directors—Term Scheduled to Expire in 2016

Francesco Federico, M.D., age 64. Dr. Federico has served as one of our directors and as a member of our quality committee since August 2008. Currently, Dr. Federico is a principal in FHG healthcare consulting. He also is the owner and Los Angeles area developer of CareBuilders at Home—a nonmedical home care company since December 2013. He served as Senior Vice President of Heritage Provider Network, Inc., which is a California Knox Keene Entity that provides services for over 500,000 managed care members, in charge of Clinical Operations for Lakeside Community HealthCare Medical Group from January 2011 through October 2012 and was involved in transition operations for Heritage Provider Network, Inc, from 2009—2011. Dr. Federico has served as President, CEO and Director of the Lakeside organization-Lakeside Systems, Inc. (2007-2009)-the Holding Company; Lakeside HealthCare, Inc. (1997-2009)-the Management Services organization; Lakeside Medical Group (1986-2009)-the Independent Practice organization; Lakeside Medical Associates (1993-2009)-The Medical Group; Lakeside Comprehensive HealthCare (2006-2009)-the Knox Keene Entity and Lakeside Surgery Center (2006-2009). Currently, he serves on the board of directors of Glendale Memorial Hospital Foundation and the Valley Community Clinic. Dr. Federico also served on the board of directors of California Medical Group RRG Insurance Co (2005-2009) and the California Association of Physician Group (2000-2010). Dr. Federico received a B.A. from Harvard College and a medical degree from Harvard Medical School. Dr. Federico is board certified in internal medicine, medical oncology and hematology. Dr. Federico’s qualifications to serve on our Board of Directors include his many years of experience as a chief executive officer of physician management and other healthcare organizations and his experience with physician reimbursement and professional liability risk areas. In addition, Dr. Federico has been a practicing physician and brings to our Board of Directors a depth of understanding of physician culture.

C. Thomas Smith, age 76. Mr. Smith has served as one of our directors and as the chairman of our nominating and governance committee since January 2004, and as a member of our compensation committee since August 2008. Mr. Smith retired in 2003 after over 11 years as president and chief executive officer of VHA Inc., a national cooperative of approximately 1,600 hospitals and their physicians focused on selective shared business practices to improve operational effectiveness. Prior to VHA Inc., Mr. Smith spent over 30 years managing hospitals, with nearly half of this time serving as chief executive officer of Yale New Haven Hospital in New Haven, Connecticut. Mr. Smith serves on the boards of directors of Informatics Corporation of America, Advanced ICU Care and Cardiovascular Care Group. In the past five years, Mr. Smith has served as a director of Kinetic Concepts, Inc., Renal Care, Inc., Horizon Health Inc., Neoforma, Inc., and Comp Health Group. Mr. Smith holds a B.A. from Baylor University and an M.B.A. from the University of Chicago. Mr. Smith’s qualifications to serve on our Board of Directors include his years of experience as chief executive officer of VHA Inc, his over 30 years of experience managing hospitals, his ten years serving on our Board of Directors and service on the boards of directors of other public and private healthcare service companies.

Robert M. Wachter, M.D., age 56. Dr. Wachter has served as one of directors and as chair of our quality committee since August 2013. Dr. Wachter is a professor and associate chair of the Department of Medicine at the University of California, San Francisco (UCSF), where he directs the 60-physician Division of Hospital Medicine. Author of 250 articles and six books, Dr. Wachter coined the term “hospitalist” in 1996 and is widely considered the “father” of the hospitalist field, one of the fastest growing specialties in the history of modern medicine. Dr. Wachter currently serves as a director for the American Board of Internal Medicine Foundation. He is also the past president of the Society of Hospital Medicine, and the immediate past-chair of the American Board of Internal Medicine. Dr. Wachter received a B.A. from the University of Pennsylvania and a medical degree from University of Pennsylvania School of Medicine. He was a resident and chief medical resident at UCSF, a Robert Wood Johnson Clinical Scholar at Stanford University, and studied patient safety in England in 2011 as a Fulbright Scholar. Dr. Wachter is board certified in internal medicine. Dr. Wachter’s qualifications to serve on our Board of Directors include his many years of experience as a professor and associate chair directing the 60-physician Division of Hospital Medicine, his many years of service on the board of directors of other healthcare related organizations, and his deep understanding of hospital medicine, patient safety, and healthcare quality.

Director Independence

Each of our non-employee directors qualifies as “independent” in accordance with the published listing requirements of NASDAQ. Dr. Singer and Mr. Taylor do not qualify as independent because they are employees.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent, among other things, if he or she:

•	is an employee of the Company; or

•

is a partner in, or an executive officer of, an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors was disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board of Directors took into account the standards in the objective tests, and reviewed and discussed additional information with regard to each director’s business and personal activities as they may relate to our Company and its management. Based on all of the foregoing, as required by NASDAQ rules, the Board of Directors made a determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

Meetings of Independent Directors

Independent directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board of Directors.

Communications with the Board of Directors

Any interested party who desires to contact the Board of Directors or any member of the Board of Directors may do so by writing to: Board of Directors, c/o Corporate Secretary, IPC The Hospitalist Company, Inc., 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Copies of any such written communications received by the Corporate Secretary will be provided to the full Board of Directors or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).

Meetings

In 2013, our Board of Directors held five meetings, the audit committee held six meetings, the compensation committee held five meetings, the nominating and governance committee and the quality committee held four meetings. Each of our directors attended at 100% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2013.

We encourage, but do not require, our directors to attend the annual meeting of stockholders. All of our directors attended our 2013 annual meeting of stockholders, except for Dr. Wachter, who joined in August 2013.

Committees of our Board of Directors

Our Board of Directors has an audit committee, a compensation committee, a nominating and governance committee and a quality committee, each of which has the composition and responsibilities described below.

Audit Committee. The primary purpose of the audit committee is to oversee the integrity of our financial statements, our financial reporting process, the independent auditor’s qualifications and independence, the performance of the independent auditor and our compliance with legal and regulatory requirements on behalf of the Board. In particular, the audit committee is responsible for (1) selecting the independent auditor, (2) overseeing the work of the independent auditor and reviewing the overall scope of the audit, (3) reviewing all relationships between the independent auditor and our Company, including non-audit services, in order to determine the independent auditor’s independence, (4) discussing the annual audited and quarterly financial statements with management and the independent auditor, (5) discussing with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (6) discussing with management and the independent auditors the adequacy and effectiveness of our accounting and financial controls, including our policies and procedures to assess, monitor and manage business risk, (7) meeting separately, periodically, with management and the independent auditor, (8) reviewing with the independent auditor any audit problems or difficulties and management’s response, (9) establishing procedures for treatment of complaints received by our Company or anonymous submissions by employees regarding accounting or auditing matters, (10) preparing a report for the annual proxy statement, (11) handling such other matters that are specifically delegated to the audit committee by the Board of Directors from time to time and (12) reporting regularly to the full Board of Directors.

Our audit committee consists of Mr. Timpe, who serves as chairman of the committee, Mr. Brooks and Mr. Grossman. Each of the committee members has been determined to be independent and otherwise qualified for audit committee service pursuant to applicable NASDAQ and SEC requirements, and determined to be an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has adopted a written charter for our audit committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Compensation Committee. Our compensation committee assists our Board of Directors by ensuring that our officers and key executives are compensated in accordance with our total compensation objectives and executive compensation policy. The compensation committee is responsible for (1) selecting a compensation consultant, legal counsel or other adviser and assessing the independence of such adviser on an annual basis, (2) reviewing key employee total compensation policies, plans and programs, (3) evaluating and recommending to the Board of Directors the compensation of our executive officers, (4) reviewing and recommending to the Board of Directors the terms and benefits of the employment contracts and other similar arrangements between our Company and its executive officers, (5) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (6) reviewing and recommending stock plans and other incentive compensation plans, (7) reviewing and assessing the risks inherent in the compensation structure, (8) reviewing the Compensation Discussion and Analysis section of our Company’s annual proxy statement, (9) providing a report for the annual proxy statement, (10) handling such other matters that are specifically delegated to the compensation committee by the Board of Directors from time to time and (11) reporting regularly to the full Board of Directors.

Our compensation committee consists of Mr. Brooks, who serves as chairman of the committee, Dr. Cooper and Mr. Smith. Each of the committee members has been determined to be independent, and otherwise qualified for compensation committee services pursuant to applicable NASDAQ and SEC requirements, and each of the members of this committee is also a “non-employee director” as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” as that term is defined in Treasury Regulation § 1.162-27(3). Our Board of Directors has adopted a written charter for our compensation committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Nominating and Governance Committee. Our nominating and governance committee assists our Board of Directors by identifying individuals qualified to become members of our Board of Directors and developing our corporate governance principles. This committee’s responsibilities include: (1) evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) assisting the Board of Directors in reviewing director independence, (3) recommending Board committee assignments and compensation, (4) approving any employee director or senior executive standing for election for outside for-profit boards of directors, (5) evaluating and recommending candidates for election to our Board of Directors, (6) overseeing the succession planning of the chief executive officer and senior executive officers, (7) overseeing the self-evaluation process for our Board of Directors and each Board committee, (8) reviewing our corporate governance principles, governance-related stockholder proposals, and changes to the charter and by-laws and providing recommendations to the Board of Directors regarding possible changes, (9) reviewing and monitoring compliance with all laws and regulations not under the purview of another board committee, (10) reviewing claims for indemnification, (11) handling such other matters that are specifically delegated to the nominating and governance committee by the Board of Directors from time to time and (12) reporting regularly to the full Board of Directors.

The nominating and governance committee does not have a specific set of minimum criteria for membership on the Board of Directors. In making its recommendations, however, it considers the mix of characteristics, experience, diverse perspectives and skills that it believes is most beneficial to our Company. Although the Board of Directors does not have a formal diversity policy, the committee and the Board of Directors will consider such factors as they deem appropriate to assist in developing a Board of Directors and committees that are diverse in nature and comprised of experienced and seasoned individuals. These factors focus on skills, expertise and background and may include decision-making ability, judgment, personal integrity and reputation, healthcare and physician management experience, and the extent to which the candidate would be a desirable addition to the Board of Directors and any Board committees. Our nominating and governance committee will consider nominees for directors recommended by stockholders upon submission in writing in accordance with the procedures set forth in our by-laws with respect to director nominations by stockholders to our Corporate Secretary of the names and qualifications of such nominees at the following address: IPC The Hospitalist Company, Inc., 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not.

In March 2014, the nominating and governance committee recommended to our Board of Directors the nominees standing for election at the 2014 annual meeting of stockholders, each of whom is currently serving on our Board of Directors.

Our nominating and governance committee consists of Mr. Smith, who serves as chairman of the committee, Mr. Grossman, and Mr. Timpe. Each of the committee members has been determined to be independent pursuant to applicable NASDAQ requirement. Our Board of Directors has adopted a written charter for our nominating and governance committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Quality Committee. Our quality committee oversees clinical quality, professional liability (malpractice), physician leadership and physician retention. In particular, the quality committee is responsible for (1) monitoring our performance on established internal and external benchmarking regarding clinical performance and outcomes, (2) overseeing our adoption and implementation of policies and procedures designed to provide quality patient care, (3) overseeing the Company’s programs and initiatives to develop physician leadership, including local leadership at the practice group level, (4) overseeing our adoption and implementation of a system to allow us to respond to federal, state, internal and external reports of clinical quality of care issues and review periodically whether such system functions adequately, (5) overseeing the Company’s malpractice claims management process and related mitigation efforts, (6) investigate, or ask our legal counsel to investigate, any matter brought to the attention of the quality committee within the scope of its duties, and obtain legal advice for this purpose, if, in its judgment, that is appropriate, (7) overseeing our physician retention and job satisfaction initiatives, (8) handling such other matters that are specifically delegated to the quality committee by the Board of Directors from time to time, and (9) reporting regularly to the full Board of Directors.

Our quality committee consists of Dr. Wachter, who serves as chairman of the committee, Dr. Cooper, Dr. Federico, Dr. Singer, and Mr. Taylor. Our Board of Directors has adopted a written charter for our quality committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Board of Directors Share Ownership Guideline

We have a share ownership guideline which applies to all non-management members of our Board of Directors. The purpose of the policy is to encourage members of our Board of Directors to have an ownership stake in the Company by retaining at least a specified minimum number of shares of our common stock. The guideline is that each director should retain all net shares obtained upon exercise of stock options, net realizable shares of vested but unexercised stock options and all vested shares of restricted stock until they own shares or equivalent net unexercised options with at least a market value of five times the annual Board retainer, which at the current annual retainer of $35,000, is equal to $175,000. All non-management members of our Board of Directors were in compliance with the guideline during fiscal year 2013, except for Dr. Wachter who joined the Board in August 2013.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management. A fundamental part of risk management is understanding the risks the Company faces and what steps management is taking to manage those risks and also to formulate, with management, what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. In 2013, the full Board of Directors reviewed an annual enterprise risk management assessment, which was prepared by the Company’s chief administrative officer. In this process, risk was assessed throughout the business, focusing on seven primary areas of risk: strategic, regulatory, operational, development, financial, technology and legal.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the audit committee focuses on financial risk, including internal controls and the Company’s investment policies, and regulatory risk related to physician billing. The Company’s nominating and governance committee assists the Board of Directors in fulfilling its oversight responsibility with respect to healthcare regulatory and compliance activities and all other compliance areas not under the purview of another Board committee. The quality committee oversees risks related to physician retention, professional liability (malpractice) and clinical quality matters. In addition, in setting compensation, the compensation committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Corporate Governance Policy

In December 2012, the Board of Directors adopted Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to assist the Board in exercising its responsibilities with a view to enhancing stockholder value over the long term. We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to align the interests of directors and management with those of our stockholders, and comply with or exceed the requirements of NASDAQ and applicable law. The Corporate Governance Guidelines set forth the practices our Board of Directors follows with respect to Board of Directors and committee composition and selection, Board of Directors meetings, Chief Executive Officer’s performance evaluation and management development and succession planning for senior management, including the Chief Executive Officer position.

In accordance with our Corporate Governance Guidelines, in February 2013, the independent members of the Board of Directors designated director Thomas P. Cooper, M.D. as the Company’s Lead Director.

A copy of our Corporate Governance Guidelines is available on our website at www.hospitalist.com.

Board Leadership Structure

Our Chief Executive Officer also serves as Chairman of our Board of Directors. We believe that having a single person serve as both Chief Executive Officer and Chairman, combined with independent directors with strong leadership experience, one of whom has been designated as Lead Director, and entirely independent key Board committees, provides the right form of leadership for our Company.

Adam Singer, M.D., the founder of our Company and one of the founders of the hospitalist movement, serves as both Chief Executive Officer and Chairman of the Board and as such, demonstrates that the Company is under strong leadership with a single person setting the tone and strategic direction. Based on Dr. Singer’s deep understanding of our business and his involvement in the day-to-day operations of the Company, we believe he is in the best position to serve as Chairman to identify for the Board of Directors the challenges and issues that the Company faces. In addition, we believe that a physician serving in both the Chief Executive Officer and Chairman roles at this time communicates a strong emphasis that we are a physician provider organization.

Dr. Singer possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus uniquely positioned to develop agendas, together with the Lead Director, that ensure that the Board of Directors’ time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our most important assets, our physicians and other providers, in addition to our stockholders and other stakeholders.

Thomas P. Cooper, M.D. serves as our Lead Director. As Lead Director, Dr. Cooper (i) presides at meetings of the Board of Directors at which the Chairman is not present, (ii) calls for and leads executive sessions of the Board of Directors where independent board members are present, (iii) provides input to the Chairman on the scheduling, agendas and materials for Board of Directors meeting, and (iv) acts as a liaison between the Chairman and the non-employee board members.

Each of the directors other than Dr. Singer and Mr. Taylor, our President and Chief Operating Officer, is independent and the Board of Directors believes that the independent directors, one of whom has been named Lead Director, provide effective oversight of and facilitate communications with management. Moreover, in addition to feedback provided during the course of meetings of the Board of Directors, the independent directors meet in executive session, chaired by the Lead Director, at each regular Board meeting or more frequently, as needed. The Board of Directors believes that this approach effectively encourages full engagement of all independent directors in executive sessions and complements the combined Chief Executive Officer/Chairman structure. In addition, three of our four standing committees are composed entirely of independent directors, and have the power and authority to engage legal, financial and other advisors as they may deem necessary, without consulting or obtaining the approval of the full Board of Directors or management. The fourth standing committee, the quality committee, includes the three independent directors who are physicians (one of whom is the committee chair) in addition to our two management directors.

Code of Ethics and Code of Conduct

We have a code of ethics that applies to our chief executive officer, president, chief operating officer, chief financial officer, chief administrative officer, chief development officer, chief medical officer, our chief accounting officer and controller, our principal accounting officer, and certain other designated employees. We also have a code of conduct that applies to all of our directors, officers and employees. The code of ethics and the code of conduct can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602 or through our website, located at www.hospitalist.com.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO CONFER ON THE BOARD OF DIRECTORS THE AUTHORITY TO AMEND THE BY-LAWS

Our Board of Directors recommends that you approve an amendment to our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to add a new Article XI which will confer on our Board of Directors the authority to adopt, amend, alter or repeal By-laws of the Company. Such a provision is standard in public company certificates of incorporation as it allows a board of directors to respond quickly to corporate governance or other matters as advisable or necessary through an amendment to the by-laws without the need for stockholder approval. Our By-laws already provide the Board of Directors with this desired flexibility to manage the Company’s corporate affairs and there is other evidence that the previous intent of the Company’s stockholders was to confer this authority on the Board. However, for the avoidance of doubt regarding the Board’s authority, our Board of Directors recommends that, in accordance with §109(a) of the Delaware General Corporation Law, this authority be expressly granted in the Company’s Certificate of Incorporation. Approval of this proposal will not affect the authority retained by the Company’s stockholders to also adopt, amend or repeal the Company’s By-laws.

The Board therefore recommends that a new Article XI be added to the Company’s Certificate of Incorporation to read as follows:

ARTICLE XI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation.

If this proposal is approved, the Company intends to file promptly after the annual meeting a Fourth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State incorporating the proposed amendment as set forth above. Furthermore, if this proposal is approved, the Board anticipates that it will ratify the actions previously taken by it in connection with approving the Company’s Third Amended and Restated By-laws to amend the requirements for submitting stockholder proposals and director nominations for consideration at stockholder annual and special meetings.

The affirmative vote of a majority of the number of shares of common stock outstanding on the record date for the annual meeting will be required for approval of this proposal. Abstentions with respect to either of these proposals will be treated as votes against the respective proposal. Broker non-votes with respect to either of these proposals will not be considered entitled to vote on this proposal and will be treated as votes against the respective proposal.

The Board of Directors recommends a vote FOR the approval of the amendment to the Third Amended and Restated Certificate of Incorporation of the Company to confer on the Board of Directors the ability to amend the Company’s By-laws.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE BY-LAWS OF THE COMPANY TO ADD A DELAWARE EXCLUSIVE FORUM PROVISION

Our Board of Directors recommends that you approve an amendment to the Company’s Third Amended and Restated By-laws to add a By-law (the “By-Laws”) that will designate Delaware courts as the exclusive forum for the resolution of most intra-corporate stockholder disputes. Our Board of Directors believes that Delaware courts are best suited to address disputes involving such matters because the Company is incorporated in Delaware and because Delaware courts have a reputation for expertise in corporate law matters. Our Board of Directors also believes that the Delaware courts have more experience and expertise in dealing with complex corporate issues than many other jurisdictions. Additionally, the types of lawsuits covered by the proposed By-law are most often brought in a representative capacity (i.e., by one stockholder on behalf of all or most stockholders or, in the case of derivative suits, on behalf of the Company itself). Thus, it is possible – and becoming common – for lawyers to file multiple suits for the same claims on behalf of the same parties, which our Board of Directors believes is unnecessarily distracting to our management and costly. At the same time, the Board of Directors believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that the interest of the Company and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than the Delaware Chancery Court (or other Delaware court).

Our Board of Directors therefore recommends that a new Section 6.5 be added to Article VI of the Company’s By-laws to read as follows, and the remaining Sections be renumbered as applicable:

Section 6.5 Forum for Certain Actions. Unless a majority of the Board of Directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these By-laws (in each case, as may be amended from time to time) or (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants therein.

If this proposal is approved, the Company will include the above provision in its Fourth Amended and Restated By-laws and it will be effective immediately.

Although exclusive forum provisions are becoming increasingly common, such provisions require that state courts in which such claims are asserted in contravention of the proposed provisions be willing to enforce their terms. It cannot be assured that all state courts will determine the provision above is enforceable or will be willing to force the transfer of such proceedings to the Delaware courts.

The affirmative vote of a majority of the number of shares of common stock outstanding on the record date for the annual meeting will be required for approval of this proposal. Abstentions with respect to either of these proposals will be treated as votes against the respective proposal. Broker non-votes with respect to either of these proposals will not be considered entitled to vote on this proposal and will be treated as votes against the respective proposal.

The Board of Directors recommends a vote FOR the approval of the amendment to the Third Amended and Restated By-laws of the Company to add a Delaware exclusive forum provision.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Representatives of Ernst & Young LLP are expected to attend the annual meeting in person to respond to appropriate questions and to make a statement if they so desire. If Ernst & Young LLP should decline to act or otherwise become incapable of acting, or if Ernst & Young LLP’s engagement is discontinued for any reason, the audit committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2014. Although we are not required to seek stockholder ratification of this appointment, the Board of Directors believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the audit committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon, is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. Abstentions with respect to this proposal will be treated as votes against the proposal. This proposal is the only routine matter being voted on at the annual meeting and, therefore, brokers may vote in their discretion on this proposal even if they have not received specific voting instructions from their customers.

The following table sets forth the aggregate professional fees billed to the Company for the years ended December 31, 2013 and 2012 by Ernst & Young LLP, the Company’s independent registered public accounting firm:

	2013	2012
Audit fees(1)	$519,509	$477,881
Audit-related fees(2)	3,600	1,000
Tax fees(3)	339,150	298,500
All other fees	—	—

	$862,259	$777,381

(1)	Includes fees for the audit of our consolidated financial statements and the audit of our internal controls over financial reporting and timely quarterly reviews.
(2)	Includes fees for professional services rendered in connection with SEC consent letter.
(3)	Includes fees for professional services rendered for tax advice, tax planning, tax compliance, tax preparation services and other tax projects.

Pre-approval Policies and Procedures

The audit committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The audit committee pre-approved all such services in 2013 and 2012 and concluded that such services performed by Ernst & Young LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Board of Directors and audit committee recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.

PROPOSAL NO. 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote, on an advisory (nonbinding) basis, to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s executive compensation disclosure rules. This advisory vote on executive compensation is commonly known as a “say-on-pay” proposal. Based on the voting results from the 2011 annual meeting with respect to the frequency of future say-on-pay votes, the Board of Directors has decided to include a say-on-pay proposal in our proxy statement on an annual basis until the next required advisory vote on the frequency of future say-on-pay votes.

As described in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation is designed to support the overall objective of maximizing long-term stockholder value by aligning the interests of executives with the interests of stockholders and rewards executives for achieving predefined objectives as established by our compensation committee. The executive compensation program is also designed to provide compensation opportunities that attract and retain the services of qualified executives in a highly competitive marketplace. The Board of Directors believes that this structure has been successful in recruiting and retaining our management team as evidenced by the Company’s financial success over the past several years and low turnover of the management team. The Board of Directors, using the services of an outside consultant who performs no other services for the Company, closely monitors best practices, the compensation programs and pay levels of executives at peer companies to ensure that our compensation programs are within the norm of a range of market practices. Our executive pay programs are heavily weighted towards at-risk compensation in the form of performance-based cash bonuses and equity awards. Over the last two years, at least 60% of the total compensation of our named executive officers was at risk, as set forth in the 2013 Summary Compensation Table.

The Board of Directors urges stockholders to carefully read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail our executive compensation policies and procedures, as well as the 2013 Summary Compensation Table and related executive compensation tables and narrative discussions.

The approval of the proposal regarding the advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares of common stock outstanding on the record date for the annual meeting. Because your vote is advisory, it will not be binding on the board of directors or the Company. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions and broker non-votes will be treated as votes against this proposal.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and related executive compensation tables and narrative disclosure.”

The Board of Directors recommends a vote FOR the approval of the executive compensation of our named executive officers, as disclosed in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of April 1, 2014 (except as otherwise noted) by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and named executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change in control of the Company.

Name and address of beneficial owner(1)	Number of shares beneficially owned	Percentage of shares beneficially owned(2)
Wasatch Advisors, Inc.(3)	2,005,030	11.71%
Riverbridge Partners LLC(4)	1,884,099	11.00%
BlackRock, Inc.(5)	1,506,425	8.80%
The Vanguard Group, Inc.(6)	1,076,107	6.28%
Adam D. Singer, M.D.(7)	379,703	2.22%
R. Jeffrey Taylor(8)	420,569	2.46%
Richard H. Kline, III(9)	38,652	*
Richard G. Russell(10)	159,016	*
Kerry E. Weiner, M.D.(11)	28,413	*
Mark J. Brooks(12)	18,510	*
Thomas P. Cooper, M.D.(13)	48,281	*
Francesco Federico, M.D.(14)	28,069	*
Woodrin Grossman(15)	35,552	*
C. Thomas Smith(16)	60,912	*
Chuck Timpe(17)	32,712	*
Robert M. Wachter, M.D.(18)	2,921	*
All directors and named executive officers as a group (12 persons)	1,253,310	7.32%

*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth in the footnotes to the table above, the address of each beneficial owner is 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602
(2)	Applicable percentages are based on 17,125,914 shares outstanding on April 1, 2014, adjusted as required by rules promulgated by the SEC.
(3)

The address for Wasatch Advisors, Inc. is 505 Wakara Way, 3rd Floor, Salt Lake City, UT 84108. This information is based on a Schedule 13G/A (Amendment No.1) filed with the SEC on February 13, 2014 by Wasatch Advisors, Inc., setting forth information as of December 31, 2013. The Schedule 13G states that Wasatch Advisors, Inc. has sole voting power and sole dispositive power with respect to the 2,005,030 shares.

(4)	The address for Riverbridge Partners LLC is 80 South Eighth St. Suite 1200, Minneapolis, MN 55402. This information is based on a Schedule 13G/A (Amendment No. 4) filed with the SEC on February 4, 2014 by Riverbridge Partners LLC, setting forth information as of December 31, 2013. The Schedule 13G/A states that Riverbridge Partners, LLC has sole voting power for 1,530,802 shares and sole dispositive power for 1,884,099 shares.
(5)

The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information is based on a Schedule 13G/A (Amendment No. 5) filed with the SEC on January 17, 2014 by BlackRock, Inc., setting forth information as of December 31, 2013. The Schedule 13G/A states that BlackRock, Inc. has sole voting power for 1,446,257 shares and sole dispositive power for 1,506,425 shares.

(6)

The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on a Schedule 13G/A (Amendment No. 2) filed with the SEC on February 6, 2014 by The Vanguard

Group, Inc., setting forth information as of December 31, 2013. The Schedule 13G/A states that The Vanguard Group, Inc. has sole voting power for 23,813 shares, sole dispositive power for 1,053,194 shares and shared dispositive power for 22,913 shares.
(7)	Amounts include (a) 62,500 shares of common stock held by IPC Living Trust of which Adam D. Singer, M.D. is trustee, (b) 23,006 shares of common stock held by Emerald Isle Trust of which Adam D. Singer, M.D. is trustee, (c) 23,006 shares of common stock held by Whitehall Trust of which Adam D. Singer, M.D. is trustee, (d) 265,866 shares beneficially owned by Adam D. Singer, M.D. which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date, and (e) 5,325 shares of common stock subject to unvested restricted stock award.
(8)	Amounts include (a) 147,949 shares of common stock held by R. Jeffrey Taylor, (b) 268,020 shares beneficially owned by Mr. Taylor, which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date, and (c) 4,600 shares of common stock subject to unvested restricted stock award.
(9)	Amounts include (a) 34,802 shares beneficially owned by Richard H. Kline, III, which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date and (b) 3,850 shares of common stock subject to unvested restricted stock award.
(10)	Amounts include (a) 8,086 shares of common stock held by Richard G. Russell, (b) 148,705 shares beneficially owned by Richard G. Russell which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date, (c) 2,225 shares of common stock subject to unvested restricted stock award.
(11)	Amounts include (a) 525 shares beneficially owned by Kerry E. Weiner, M.D., (b) 26,838 shares beneficially owned by Kerry E. Weiner M.D. which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date and (c) 1,050 shares of common stock subject to unvested restricted stock award.
(12)	Amounts include (a) 963 shares of common stock held by Mark J. Brooks (b) 3,501 shares beneficially owned by Mark J. Brooks which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date. Under the terms of an investment management agreement between Scale Management, LLC (“Scale”), Bank of America Ventures (“BAV”), Bank of America Investment Corporation and Bank of American Corporation (“BAC”), Mr. Brooks is deemed to hold these stock options for the benefit of BAV and must exercise the options solely upon the direction of BAV. BAV may be deemed the indirect beneficial owner of these options. Mr. Brooks disclaims beneficial ownership of such shares that may be purchased upon exercise of stock options except to the extent of his pecuniary interest therein. The address of BAC is Bank of America Corporate Center, 100 North Tryon Street, Floor 25, Charlotte, NC 28255. (c) 10,883 shares beneficially owned by Mark J. Brooks which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date and (d) 3,163 restricted stock units beneficially owned by Mark J. Brooks. The address of Scale and BAV is 950 Tower Lane, Suite 700, Foster City, CA 94404, Attn: Mark J. Brooks.
(13)	Amounts include (a) 8,293 shares of common stock held by Thomas P. Cooper, M.D., (b) 35,694 shares beneficially owned by Thomas P. Cooper, M.D., which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date, (c) 2,335 shares beneficially owned by Thomas P. Cooper, M.D., the receipt of which has been deferred by Thomas P. Cooper, M.D. in accordance with the Non-Employee Director Retainer Conversion Program of our 2007 and 2012 Equity Participation Plans and (d) 1,959 restricted stock units.
(14)	Amounts include (a) 26,110 shares beneficially owned by Francesco Federico, M.D., which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date and (b) 1,959 restricted stock units.
(15)	Amounts include (a) 2,111 shares of common stock held by Woodrin Grossman, (b) 31,482 shares beneficially owned by Woodrin Grossman, which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date and (c) 1,959 restricted stock units.

(16)	Amounts include (a) 506 shares of common stock held by C. Thomas Smith, (b) 37,814 shares of common stock held by TMS Family Investments, Ltd., a limited partnership, (c) 20,633 shares beneficially owned by C. Thomas Smith, which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date, and (d) 1,959 restricted stock units.
(17)	Amounts include (a) 16,120 shares of common stock held by Chuck Timpe, (b) 14,633 shares beneficially owned by Chuck Timpe, which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date and (c) 1,959 restricted stock units.
(18)	Amounts include (a) 2,283 shares beneficially owned by Robert M. Wachter, M.D., which may be purchased upon exercise of stock options that were exercisable as of April 1, 2014 or within 60 days after such date and (b) 683 restricted stock units.

Information Concerning our Executive Officers

Name	Age	Position
Adam D. Singer, M.D.	54	Chief Executive Officer and Chairman of the Board
R. Jeffrey Taylor	65	President, Chief Operating Officer and Director
Richard H. Kline, III	46	Chief Financial Officer and Corporate Secretary
Richard G. Russell	54	Executive Vice President and Chief Development Officer
Kerry E. Weiner, M.D.	62	Chief Medical Officer

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Dr. Singer and Mr. Taylor, who are also directors and whose business experience is set forth above in the sections of this proxy statement entitled “Information Concerning our other Directors.”

Richard H. Kline, III joined our Company in November 2011 as Chief Financial Officer and was appointed as our Corporate Secretary in March 2014. From 2007 until March 2011, Mr. Kline served first as Vice President and Chief Financial Officer and later as President and Chief Operating Officer of Castle & Cooke, Inc., a consortium of businesses in real estate, hospitality, golf courses, restaurants, warehousing/logistics, building materials, aviation, life sciences, oil and gas, and transportation. From 1991 to 2007, Mr. Kline was with Ernst and Young, LLP, serving most recently as Partner of the Assurance and Advisory Business Services group in the Los Angeles office. He received his BS in Accounting from the University of Southern California and is a certified public accountant (inactive).

Richard G. Russell has been our Executive Vice President and Chief Development Officer since he joined IPC in March 2003. Prior to joining our Company, Mr. Russell was senior vice president of information technology and business planning for Cogent Healthcare, Inc., a national hospitalist organization, from 2002 to March 2003. Mr. Russell began his career as a senior consultant with McKinsey & Company and then held executive level positions in several entrepreneurial and healthcare operating companies. Mr. Russell received a B.S. in chemical engineering from the Case Western Reserve University and an M.B.A. from Harvard Business School.

Kerry E. Weiner, M.D. was appointed as our Chief Medical Officer in February 2013 and was previously our Chief Clinical Officer, from the time he joined IPC in March 2011 through February 2013. Dr. Weiner leads the clinical functions of the Company and is charged with continuing the development of hospitalist leaders throughout IPC. Prior to joining our Company, Dr. Weiner held the position of Chief Medical Officer for the Lakeside Medical Organization, a multispecialty group of 130 physicians and an IPA (Independent Practice Association) of approximately 2200 physicians. Dr. Weiner was one of the earliest proponents of hospitalists in Southern California, having utilized them at Lakeside since 1991. A co-founder of Lakeside Medical Group, Dr. Weiner served as president of the integrated medical group for 14 years. Dr. Weiner received his medical degree, master’s degree in public health and bachelor’s degree from the University of California, Los Angeles.

None of our executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC, initial reports of ownership and reports of changes in ownership of our equity securities. Such persons are required by SEC regulations to furnish us with copies of all such reports they file. To our knowledge, based solely on our review of the copies of such forms received by us, or written representations from our officers, directors and greater than 10% beneficial owners, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans and agreements as of December 31, 2013, including our 1997 Equity Participation Plan, 2002 Equity Participation Plan, 2007 Equity Participation Plan, and 2012 Equity Participation Plan. The material terms of each of these plans and agreements are described in the notes to our December 31, 2013 consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 26, 2014. Each of these plans was approved by our stockholders.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)		(b)	(c)	(d)
Equity compensation plans approved by stockholders	1,592,838	(1)	$30.12	1,136,012	2,728,850
Equity compensation plans not requiring stockholder approval	—		—	—	—

Total	1,592,838	(1)	$30.12	1,136,012	2,728,850

(1)	Includes 212,413 shares of restricted stock awards and performance stock awards for which no weighted average exercise price has been assumed in the table above.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation policy is designed to support the overall objective of maximizing long-term stockholder value by aligning the interests of executives with the interests of stockholders and rewarding executives for achieving the objectives established by our compensation committee. The executive compensation program is also designed to provide compensation opportunities that attract and retain the services of qualified executives in a highly competitive marketplace. For fiscal year 2013, our executive compensation program was comprised of three principal components: base salary, performance-based bonus and long-term incentive opportunities through time vesting and performance vesting equity-based grants. The general design and philosophy underpinning the 2013 program remained the same as in 2012.

Compensation Changes made in 2013

Under the direction of the Compensation Committee, the following changes and decision were made regarding the Company’s executive compensation program to reflect best practices and the Company’s performance:

•	The peer group used to benchmark CEO compensation was refined to more accurately reflect the company’s relative market capitalization and relevant operating metrics.

•	The base salary for IPC’s chief executive officer was not increased and the base salary increases for the other named executive officers averaged 3%.

•	Performance-based equity incentives to our named executive officers were 60% of the total equity awards value in 2013 which was an increase of 10% of the total equity award value in 2012.

Company Performance Overview

The Company delivered consistently strong financial results for 2013, as illustrated in the following year ended December 31, 2013 highlights (comparisons are to the year ended December 31, 2012):

•	Net revenue increased 16% to $609.5 million;

•	Patient encounters increased 13% to 6,211,000;

•	Adjusted income from operations increased 17% to $61.9 million (1);

•	Adjusted net income increased 16% to $37.9 million, or $2.19 adjusted diluted earnings per share (1).

(1)	All operating results referred to as “adjusted” exclude the change in fair market value of contingent consideration.

Positive Performance vs. Benchmark Performance

•	Company’s Total Stockholders’ Return for the five year period is 29%, expressed as a compound annual growth rate, which is near the 75th percentile when compared to its peer group;

•

At the time when 2013 executive compensation decisions were made, our historical performance measured by revenue growth, EBITDA growth, return on invested capital, and total shareholder return were all between the median and 75th percentile of the peer group and our 2013 bonus goals benchmarked near the 75th percentile, which reflected above-median growth over 2012.

Pay for Performance

Our compensation program is intended to align the interests of our executives with those of our stockholders through the use of performance-based bonuses and equity awards. Our pay for performance environment is best illustrated in the following chart, which shows 75% of our chief executive officer’s 2013 compensation and at least 60% of our other named executive officers’ 2013 compensation was provided in the form of variable compensation tied to the Company’s performance.

Fixed compensation noted above includes base salary and variable compensation includes performance-based bonus and long-term incentive opportunities through time vesting and performance vesting equity-based grants.

The 2013 performance-based equity incentives require growth in number of physicians while maintaining at least a certain level of encounters since this combination is a direct driver of revenue and earnings growth.

Our chief executive officer’s 2013 total direct compensation, which includes base salary, target performance-based bonus, and total equity award value, decreased by 2% when compared to 2012 total compensation, with no base salary increase in 2011, 2012, 2013 or 2014. In addition, the percentage of the value in the equity awards that was granted as performance-contingent restricted stock units was increased from 50% to 60% of the total equity award for all named executive officers in 2013.

Corporate Governance Framework

Our compensation committee, with the assistance of its independent compensation consultant, engages in an ongoing review of the Company’s executive compensation program to ensure that it supports the Company’s compensation policy and ultimately serves the best interests of our stockholders. Following are highlights of the Company’s corporate governance framework, which reinforces our pay for performance environment:

•	Independent Compensation Consultant: The compensation committee consults its own independent compensation consultant who does not provide any services to management.

•

Benchmark Process: The Company reviews the external marketplace for both compensation and relative performance in order to factor in current competitive practices when making compensation decisions. Decisions are made early in the first quarter based on Company’s performance in the previous year, as well as compensation data and performance benchmark data related to the Company’s new incentive goals for the new year.

•

Double Trigger Equity Acceleration: In the event of a change in control, acceleration of equity held by our named executive officers occurs only upon a “double trigger.” This means that equity acceleration is triggered only when an eligible executive is terminated not for cause or for good reason 90 days prior to or within 18 months following a change in control.

•

Performance-contingent Restricted Stock Unit Awards: These awards are earned for achieving growth in number of physicians while maintaining at least a certain level of encounters, which drives revenue and profit growth for stockholders. In February 2013, the Company granted performance-contingent restricted stock unit awards representing 60% of the annual target grant value with a higher targeted measure of increasing provider headcount over the two-year performance period of 2013 and 2014.

•	Adopted Clawback Policy and Anti-Pledging/Hedging Policy in February 2013.

Consideration of Prior Say on Pay Vote

As noted above, the Company’s compensation program intends to align the interests of our executives with those of our stockholders. In that respect, as part of its on-going review of the Company’s compensation program the compensation committee considered the approval by more than 89.5% of the votes cast for the Company’s “say on pay” vote at the Company’s prior annual meeting of stockholders and determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate. While the committee did not make any changes to the Company’s compensation program in response to the “say on pay” vote, as part of the committee’s compensation review process, in early 2013 the committee revised the compensation program to further align the program with commonly recognized best corporate practices. Please see “Compensation Changes made in 2013.”

Our Executive Compensation Philosophies and Policies

The compensation committee of the Board of Directors, composed entirely of independent directors, administers the Company’s executive compensation program. The compensation committee is responsible for establishing a total compensation policy for the senior executive officers that supports the organization’s overall business strategy and objectives, attracts and retains key executives, links total compensation with business objectives and organizational performance and provides competitive total compensation opportunities at a reasonable cost while encouraging stockholder value creation.

The compensation committee has the sole authority to retain, compensate and terminate any independent compensation consultants of its choosing. For 2013 the compensation committee engaged Frederic W. Cook & Co., Inc. (“FWCook”) as its independent compensation consultant. FWCook exclusively provided executive compensation consulting services to the compensation committee and non-employee directors compensation consulting services to the nominating and governance committee, but does not provide any other services to the Company. The compensation committee has assessed the independence of FWCook pursuant to SEC rules and concluded that FWCook’s work for the compensation committee does not raise any conflict of interest.

FWCook provided the compensation committee with advice on compensation program design and market practices. In 2013, FWCook provided the following services to the compensation committee: (1) reviewed the Company’s compensation peer group for continued appropriateness; (2) prepared comparative pay and performance benchmark information derived from the peer group; (3) analyzed the Company’s total executive compensation program, including base salary, performance-based bonus and long-term equity awards compared to the peer group; (4) assisted with incentive design and (5) provided regulatory updates. FWCook is the only compensation consultant who assisted the compensation committee in determining or recommending the amount or form of executive compensation.

With the assistance of FWCook, the compensation committee identified a group of peer companies to use for compensation comparison purposes for 2013. In determining the peer group, the compensation committee selected focused public companies in the health care industry with similar sized revenue, net income, number of employees, market capitalization, and/or annualized shareholder return. The peer companies are reviewed each year, and for 2013, Acadia Healthcare Company, Inc., Accretive Health, Inc., AMN Healthcare Services, Inc., Chemed Corporation, Examworks Group, Inc., and Metropolitan Health Networks, Inc. were added to the 2013 peer group in order to more closely align the peer group companies with the revenue size of the Company. Alliance HealthCare Services, Inc., American Dental Partners, Inc., Continuecare Corporation, Cross Country Healthcare, Inc., and Skilled HealthCare Group, Inc. which were included in the 2012 peer group were acquired by other entities and are no longer public companies.

The following companies were used as a peer group when 2013 compensation decisions were made:

Acadia Healthcare Company, Inc.	The Ensign Group, Inc.
Accretive Health, Inc.	Examworks Group, Inc.
Air Methods Corporation	Hanger Orthopedic Group, Inc.
AMN Healthcare Services, Inc.	Healthways, Inc.
Amsurg Corp.	LHC Group, Inc.
Assisted Living Concepts, Inc.	MedAssets, Inc.
Bio-Reference Laboratories, Inc.	Metropolitan Health Networks, Inc.
Chemed Corporation	National HealthCare Corporation
CorVel Corporation	US Physical Therapy, Inc.
Emeritus Corporation

Below is the financial information reviewed by the compensation committee when the peer group was chosen in September 2012:

Latest Available Four Quarters ($ Millions)							Market Capitalization ($ Millions)
Revenues		GAAP Operating Income		% of Rev	Employees (FYE 2011)		as of 8/31/12		8-Quarter Average
Chemed+	$1,399	AmSurg*	$270	31%	Emeritus	28,100	Air Methods*	$1,502	Accretive Health+	$1,914
Emeritus	$1,397	Chemed+	$165	12%	Chemed+	13,733	Chemed+	$1,261	Chemed+	$1,268
Accretive Health+	$969	Air Methods*	$139	18%	Nat’l HealthCare*	12,670	Accretive Health+	$1,182	Air Methods*	$977
Hanger*	$953	Hanger*	$123	13%	Ensign Gp*	9,433	Hanger*	$1,012	Emeritus	$845
AMN Healthcare Svcs*+	$913	Ensign Gp*	$93	12%	LHC Gp*	7,571	MedAssets	$998	MedAssets	$809
AmSurg*	$879	MedAssets	$80	13%	Acadia Healthcare+	5,820	AmSurg*	$930	AmSurg*	$783
Ensign Gp*	$795	Emeritus	$76	5%	AmSurg*	5,500	Emeritus	$902	Hanger*	$767
Air Methods*	$785	Bio-Reference Labs*	$72	11%	Hanger*	4,420	Acadia Healthcare+	$800	IPC	$669
Nat’l HealthCare*	$747	Metro Health Ntwks*+	$70	11%	Asst Living Cncpts*	4,200	IPC	$735	Nat’l HealthCare*	$599
Healthways*	$692	LHC Gp*	$54	9%	Air Methods*	3,935	Bio-Reference Labs*	$723	Bio-Reference Labs*	$575
Metro Health Ntwks*+	$656	Acadia Healthcare+	$52	16%	Bio-Reference Labs*	3,155	Ensign Gp*	$632	Ensign Gp*	$556
Bio-Reference Labs*	$637	Healthways*	$51	7%	CorVel*	3,145	Nat’l HealthCare*	$625	CorVel*	$540
LHC Gp*	$628	IPC	$49	10%	MedAssets	3,040	CorVel*	$494	ExamWorks Grp+	$500
MedAssets	$613	Nat’l HealthCare*	$46	6%	Accretive Health+	2,721	ExamWorks Grp+	$429	LHC Gp*	$394
IPC	$491	AMN Healthcare Svcs*+	$44	5%	US Physical Thera*	2,522	Metro Health Ntwks*+	$356	Healthways*	$354
ExamWorks Grp+	$476	Asst Living Cncpts*	$43	18%	Healthways*	2,400	Healthways*	$351	Asst Living Cncpts*	$329
CorVel*	$415	CorVel*	$41	10%	ExamWorks Grp+	1,880	AMN Healthcare Svcs*+	$343	Metro Health Ntwks*+	$276
Acadia Healthcare+	$330	US Physical Thera*	$37	15%	AMN Healthcare Svcs*+	1,840	LHC Gp*	$318	Acadia Healthcare+	$271
US Physical Thera*	$247	Accretive Health+	$36	4%	IPC	1,814	US Physical Thera*	$306	AMN Healthcare Svcs*+	$258
Asst Living Cncpts*	$233	ExamWorks Grp+	$4	1%	Metro Health Ntwks*+	1,140	Asst Living Cncpts*	$179	US Physical Thera*	$256
75th Percentile	$896		$87	14%		6,696		$964		$796
Median	$692		$54	11%		3,935		$632		$556
25th Percentile	$545		$44	7%		2,622		$354		$342
IPC Rank	5 of 20		13 of 20	12 of 20		19 of 20		9 of 20		8 of 20

Source: Standard & Poor’s Compustat.

*2012 ISS peer company.

+Proposed addition.

As shown in the data above, IPC had a relatively high market capitalization level, which was viewed as a reasonable size offset to its trailing 4Q revenue and operating income that were below the median relative to the peer group. Market capitalization was considered for size in addition to revenue because equity compensation values align closely with stock price, which drives market capitalization size. Further, the largest peer was not more than three times the Company’s revenue size.

Base Salary

Base salary is provided in order to compensate for the day-to-day role and responsibilities of the officers and the base salary levels for the chief executive officer and the other executive officers are generally intended to compensate executives at salary levels comparable to the executive salaries at the companies included in the peer group. Base salaries are determined on an individual basis by evaluating each executive’s scope of responsibility, past performance and prior experience to determine prevailing compensation levels in relevant markets for executive talent. There is no official target level relative to the peer group. The chief executive officer provides recommendations based on these factors for the other named executive officers. Base salaries for executives are reviewed annually by the compensation committee and, if appropriate, the compensation committee recommends adjustments to the independent members of the Board of Directors for approval in executive session with no members of management present. For 2011, 2012, 2013, and again for 2014, the base salary for IPC’s chief executive officer was not increased and the base salary increases for the other named executive officers averaged 3%. The percentage increases reflected the amount at which the base salary of the other named executive officers approximated a level that was slightly above the median base salaries of the comparable position in the peer group. The base salaries paid to our named executive officers in fiscal 2013 are set forth in the “Salary” column of the 2013 Summary Compensation Table.

Performance-Based Bonus

Performance-based bonuses tied to our operating results are a component of our executive compensation program and are designed to motivate the executive to focus on our annual revenue and profitability, which we believe should improve long-term stockholder value over time. Our named executive officers are eligible to receive cash bonus incentive payments based upon the achievement of certain Company goals and may also be awarded discretionary bonuses tied to individual performance, as determined by the compensation committee. None of the named executive officers were provided a discretionary bonus in 2013.

At the beginning of 2013, the compensation committee established performance objectives for the payment of cash bonus incentive payments for executive officers. Performance objectives were based on (1) the attainment of an adjusted EBITDA target of $64.9 million, which represents an increase of 13.5% over the Company’s actual performance in 2012 (adjusted EBITDA represents adjusted earnings before interest, tax, depreciation and amortization, bonus expense, stock compensation expense and the change in fair value of contingent consideration), (2) the attainment of a revenue target of $597.2 million, which represent an increase of 12.4% over the Company’s actual performance in 2012, and (3) the attainment of a quality goal established by the quality committee of the Board of Directors. For 2013, the quality goal was the development and implementation of a clinical hand-off communication tool. The compensation committee adopted these targets because it believes that these targets encourage continued growth in our top line, reward the management of operating costs to deliver adjusted EBITDA at a level believed to increase stockholder value, and focus the Company on the continued delivery of high quality patient care. At the time the adjusted EBITDA and revenue targets were set, the represented growth that was generally consistent with a level that was between the median and the 75th percentile of the peer group (which is where total compensation was also set for the aggregate named executive officers team).

The compensation committee allocated a specific portion of the bonus target to each of the specified performance objectives. Twenty-five percent of the bonus target was tied to the revenue goal, sixty-five percent was tied to the adjusted EBITDA goal and ten percent was tied to the quality goal. The compensation committee determined that placing a higher weighting on EBITDA growth was appropriate to focus management primarily on earnings while rewarding responsible top line revenue achievement in addition to aligning a portion of the bonus with a targeted quality objective. For Dr. Singer and Mr. Taylor, the target percentage of base salary for achievement of 100% of the performance objectives was 85%. For Messrs. Kline, Russell, and Dr. Weiner, the target percentage of base salary was 65%, 65%, and 60%, respectively, for achievement of 100% of the performance objectives. The award related to revenue and EBITDA achievement for each named executive officer decreased by 5% for each percentage point below the goal, with no bonus paid at less than 80% of goal and increased by 5% for each percentage point above the target to 110% of the goal, which would have paid 150% of bonus target. In addition, quality goal must be achieved at 100% for payout and it does not allow for payout above target level.

The compensation committee set the target percentages of base salary for bonus purposes for each of the named executive officers such that the total of base salary and targeted cash bonus was generally above the median of the total base salary and cash bonuses of the corresponding positions of the peer group companies. The compensation committee believed that the target percentage was appropriate based on the performance of the Company and its growth in relation to the peer group, which was achieved under the leadership of this executive team. The compensation committee viewed the above-median target cash position, which is only paid if goals are met, as being aligned with the performance requirement reflected in the bonus goals. Benchmark comparisons of the annual bonus goals versus the peer group’s historical performance suggested that the revenue growth required to earn a target bonus award was above the 75th percentile of the peers at the time the 2013 plan was set, and that the adjusted EBITDA growth required to earn a target bonus award reflected the 75th percentile of the peers. The following table is illustrative of potential awards to our named executive officers of between 80% and 110% of the 2013 performance objectives:

Achievement of Revenue and Adjusted EBITDA Objectives(1)	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount
	Singer	Taylor	Kline, III	Russell	Weiner
110% of Objective	123.3%	123.3%	94.3%	94.3%	87.0%
	$669,248	$536,138	$339,300	$339,300	$321,900
100%	85.0%	85.0%	65.0%	65.0%	60.0%
	$461,550	$369,750	$234,000	$243,400	$222,000
90%	46.8%	46.8%	35.8%	35.8%	33%
	$253,853	$203,363	$128,700	$128,700	$122,100
81%	12.3%	12.3%	9.4%	9.4%	8.7%
	$66,925	$53,614	$33,930	$33,930	$32,190

(1)	Assumes the quality target is met in all cases, which is 10% of the bonus opportunity and does not allow for payout above the target level.

For fiscal 2013, the revenue goal was achieved at 102% of the performance objective, the adjusted EBITDA goal was achieved at 102% of the performance objective and the quality goal was achieved at 100% of the performance objective. The quality committee recommended to the Board of Directors the achievement of the quality goal at 100% based on the development and the implementation of a clinical hand-off communication tool resulting in better communication among providers and efficiency in patient assignments.

The overall blended payout rate for achievement of the three performance goals equaled to 109% of target bonus, which is consistent with the amount paid to the named executive officers.

The cash bonus incentive payments made to the chief executive officer and to the other named executive officers for fiscal 2013 were formulaic and strictly based upon the achievement of the performance objectives. There was no discretionary adjustment by the Compensation Committee to the bonus amounts paid in 2013. The earned 2013 bonus amounts are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table for the Chief Executive Officer, the Chief Financial Officer and each of the next three most highly compensated executives.

Long-Term Equity Incentives

We believe that an ownership culture in our Company is important to provide our executive officers with incentives to build value for our stockholders. We believe stock-based awards create such a culture and help to align the interests of our management and employees with the interests of our stockholders. On an annual basis, our compensation committee awards equity-based grants after considering the equity ownership positions of the executive officers and after referencing the equity awards made to executives at companies in our peer group. The compensation committee also considers the relative contribution of the officers of the Company and the performance level indicated by our annual performance goals relative to our peers. In 2013, the compensation committee, after reviewing the long-term incentive components of other named executive officers at the peer group and based on the financial performance of the Company, granted restricted stock awards, performance-based restricted stock units awards and stock option awards at levels to bring the named executive officers to between the median and the 75th percentile of the peer group, with the ability to earn up to the level of 75th percentile of the peer group when the 2013 performance restricted stock units goal is achieved. The 75th percentile was adjusted to reflect differences in the market capitalization size and was chosen based on the Company’s past performance with total shareholder return above the peer group 75th percentile and the fact that the 2013 performance restricted stock units goal was set in order to sustain similar top and bottom line growth as in the past, which has generally resulted in above-median growth that was in a 75th percentile range compared to the peer group.

In 2013 the compensation committee and Board of Directors granted 60% of the named executive officers’ long-term equity awards value as performance-based restricted stock units, with the 30% of the remaining granted as time-based restricted stock awards and the remaining 10% granted in time-based stock option awards. The 2013 performance restricted stock units goal was to add a net 275 providers on a head-count basis with an average number of encounters per day per full-time equivalent (“FTE”) of ten (10) over the two year period 2013—2014, determined in accordance with company policy. The following table illustrates the payout level as a percentage of the goal achievement for our named executive officers:

Net Providers Added during 2013-2014 (#)	% Goal	% of Performance-Based Restricted Stock Units
138	50%	50%
206	75%	75%
248	90%	90%
275	100%	100%
303	110%	120%
330	120%	140%
358	130%	150%

CEO Total Compensation

For 2013, our Chief Executive Officer’s total compensation was targeted to be consistent with the median (about 3% above the median), and the value reflected a decrease of 2% over his 2012 target total compensation, which includes base salary, target performance-based bonus, and total equity award value. In addition, Dr. Singer was not provided a base salary increase in 2013 and has not had a salary increase since 2010 (Dr. Singer’s salary was also kept the same for 2014). Further, his target 2013 total direct compensation has been targeted 2% lower than the 2012 compensation disclosed in this proxy while the percentage granted for 2013 as performance-contingent restricted stock units was increased from 50% to 60% of his total equity award. In addition to no increase to Dr. Singer’s base salary since 2010, Dr. Singer’s target percentage of base salary for performance-based bonus has remained at 85%. The following table illustrates Dr. Singer’s 2011, 2012, and 2013 equity awards value.

Year	Non-Qualified Stock Options	Restricted Stock Award	Performance-Based Restricted Stock Unit Award	Total Equity Awards Value
2011	$1,401,730	$363,163	$—	$1,764,893
2012	$293,709	$241,602	$631,020	$1,166,331
2013	$110,000	$331,000	$658,000	$1,099,000

The amounts reported above are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts.

The restricted stock, performance-based restricted stock units awards and stock options awarded to the chief executive officer and the other named executive officers in fiscal 2013 are set forth in the “2013 Grants of Plan-Based Awards” table.

Benefits and Perquisites

Each of our named executive officers participates in the health and welfare benefit plans and fringe benefit programs generally available to all of our employees. Dr. Singer receives an additional benefit pursuant to the terms of his employment agreement to be paid for up to ten days of unused vacation each year. The benefits and perquisites received by our named executive officers in 2013 are reported in the 2013 Summary Compensation Table under “All Other Compensation” and more fully described in the footnotes thereto.

Executive Officers Ownership Guideline

We have a share ownership guideline which applies to all of our named executive officers. The purpose of the policy is to encourage our named executive officers to have an ownership stake in the Company by retaining at least a specified minimum value in shares of our common stock. The guideline is that each named executive officer should own shares, including vested and unvested restricted stock not subject to performance conditions, with at least a market value of five times base salary for the Chief Executive Officer and the President and one times base salary for our other named executive officers. The ownership guideline provides a five-year period to achieve such goals, after which each named executive officer is required to retain all net shares obtained upon the exercise of stock option and the vesting of restricted stock awards until such guideline is met.

Clawback Policy

In February 2013, we adopted a Clawback Policy which applies to all of our named executive officers. In the event of a material restatement of the Company’s financial statements (other than to comply with changes in applicable accounting principles) due to material non-compliance with any financial reporting requirement under the securities laws, the Company will have the discretion to recoup from our named executives officers all cash bonuses paid under plans approved on or after the adoption of this policy, that would not have been paid if performance had been measured in accordance with the restated financials, for the periods covering any of the three fiscal years preceding the restatement.

Anti-Pledging/Hedging Policy

In February 2013, we adopted an Anti-Pledging/Hedging Policy which applies to all of our named executive officers and members of our Board of Directors. The policy prohibits our named executive officers and members of our Board of Directors from any future hedging and pledging activity. The policy allowed covered officers or board members three years to unwind any shares margined as of the policy adoption date. As of the date of the adoption of the policy and the date of proxy filing, no named executive officer or board members had any shares hedged or pledged.

Severance and Change in Control Policy

In January 2008, we adopted an Executive Change in Control Plan for the then executive officers to reduce the need to negotiate individual severance agreements with departing executives in connection with a change in control of the Company. Currently, Dr. Singer, Messrs. Taylor and Russell are designated as participants under this plan. The plan has not been amended, except for required Internal Revenue Code 409A amendments in 2009. No new members have been added to the original 2008 plan since its inception.

In March 2011, we adopted an Executive Change in Control Plan for designated participants who become executive officers of the Company on or after March 3, 2011. The 2011 plan is substantially the same as our 2008 Executive Change in Control Plan, except that the 2011 plan does not include change-in-control tax gross-up payments. Currently, Mr. Kline and Dr. Weiner are designated as participants under this 2011 plan.

The purpose of the Executive Change in Control Plans in place is to secure the continued services of certain senior executives of the Company and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control of the Company.

Please see the description of the Executive Change in Control Plan under “Executive Compensation—Potential Payments Upon Termination or Change in Control.” The employment agreements for our named executives also provide for severance in various situations as described in “Executive Compensation—Potential Payments Upon Termination or Change in Control.” In the event that any of our named executive officers would qualify for payments under both the Executive Change in Control Plan and his employment agreement, the named executive officer will be entitled to the greater of the benefits provided by either the Executive Change in Control Plan or his employment agreement.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned by our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers serving as of December 31, 2013. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Adam D. Singer, M.D.	2013	$543,000	$—	$989,000	$110,000	$503,090	$29,909	(3)	$2,174,999
Chief Executive Officer and Chairman of the Board	2012	$543,000	$—	$854,622	$293,709	$452,319	$29,685		$2,173,335
	2011	$543,000	$—	$363,163	$1,401,730	$403,856	$29,510		$2,741,259
Richard H. Kline, III	2013	$360,000	$—	$361,000	$40,000	$255,060	$6,930	(4)	$1,022,990
Chief Financial Officer	2012	$350,000	$—	$212,754	$73,427	$222,950	$6,915		$866,046
	2011	$52,500	$—	$246,780	$810,888	$—	$2		$1,110,170
R. Jeffrey Taylor	2013	$435,000	$—	$989,000	$110,000	$403,028	$11,628	(5)	$1,948,656
President and Chief Operating Officer	2012	$422,000	$—	$854,622	$293,709	$351,526	$11,608		$1,933,465
	2011	$410,000	$—	$229,850	$885,303	$251,125	$11,427		$1,787,705
Richard Russell	2013	$360,000	$—	$494,000	$55,000	$255,060	$11,820	(6)	$1,175,880
Executive Vice President and Chief Development Officer	2012	$350,000	$—	$425,508	$146,855	$222,950	$11,608		$1,156,921
	2011	$315,000	$—	$105,731	$405,272	$179,156	$11,427		$1,016,586
Kerry E. Weiner, M.D.	2013	$370,000	$—	$314,000	$34,000	$241,980	$8,988	(7)	$968,968
Chief Medical Officer	2012	$361,000	$—	$266,844	$92,518	$212,268	$8,800		$941,430
	2011	$258,462	$—	$—	$681,909	$137,813	$36		$1,078,220

(1)	These amounts do not reflect the actual economic value by the named executive officers. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts.

These amounts also include the grant date fair value of the target number of performance stock unit awards granted in 2013. At the time of the grant, we believed that the probable outcome was the target level of performance. The number of performance stock units that could be earned based on number of net providers added on a head-count basis with an average number of encounters per day per full-time equivalent (“FTE”) of ten (10) over the two year period 2013—2014 ranged 0% to 150% of the target number of units. The following table shows the grant date fair value of each performance stock unit award based on probable outcome, or target level (which is reflected in the table above), and the value of the award at grant date assuming that the maximum level of performance goal was achieved.

Executive	Grant Date Fair Value at Target Level (100%)	Grant Date Fair Value at Maximum Level (150%)
Adam D. Singer, M.D.	$658,000	$987,000
Richard H. Kline, III	$241,000	$361,500
R. Jeffrey Taylor	$658,000	$987,000
Richard Russell	$331,000	$496,500
Kerry E. Weiner, M.D.	$211,000	$316,500

(2)	The amounts reported represent annual bonuses earned under the performance-based bonus plan. Please see “Compensation Discussion and Analysis—Performance-Based Bonus” for further information regarding this bonus plan.
(3)	Represents (a) Company 401(k) matching contribution, (b) life insurance premiums pursuant to the terms of Dr. Singer’s employment agreement and (c) vacation paid in lieu of time-off of $20,885 pursuant to the terms of Dr. Singer’s employment agreement.
(4)	Includes (a) Company 401(k) matching contribution and (b) life insurance premiums pursuant to the terms of Mr. Kline’s employment agreement.
(5)	Includes (a) a Company 401(k) matching contribution, (b) life insurance premiums pursuant to the terms of Mr. Taylor’s employment agreement and (c) the value of shares purchased at a discount through the Company’s Non-Qualified Employee Stock Purchase Plan in 2013, calculated in accordance with FASB ASC Topic 718.
(6)	Includes (a) a Company 401(k) matching contribution, (b) life insurance premiums pursuant to the terms of Mr. Russell’s employment agreement and (c) the value of shares purchased at a discount through the Company’s Non-Qualified Employee Stock Purchase Plan in 2013, calculated in accordance with FASB ASC Topic 718.
(7)	Includes (a) Company 401(k) matching contribution and (b) life insurance premiums pursuant to the terms of Dr. Weiner’s employment agreement.

Grants of Plan-Based Awards

Set forth below is information regarding awards granted to our named executive officers during 2013. All equity grants were made under our 2013 Equity Participation Plan:

2013 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Adam D. Singer, M.D.		$66,925	$461,550	$669,248
	2/27/2013				—	—	—	—	7,432	$42.12	$110,000
	2/27/2013				7,812	15,623	23,435	—	—	—	$658,000
	2/27/2013				—	—	—	7,859	—	—	$331,000
Richard H. Kline, III		$33,930	$234,000	$339,300
	2/27/2013				—	—	—	—	2,703	$42.12	$40,000
	2/27/2013				2,861	5,722	8,583	—	—	—	$241,000
	2/27/2013				—	—	—	2,850	—	—	$120,000
R. Jeffrey Taylor		$53,614	$369,750	$536,138
	2/27/2013				—	—	—	—	7,432	$42.12	$110,000
	2/27/2013				7,812	15,623	23,435	—	—	—	$658,000
	2/27/2013				—	—	—	7,859	—	—	$331,000
Richard G. Russell		$33,930	$234,000	$339,300
	2/27/2013				—	—	—	—	3,716	$42.12	$55,000
	2/27/2013				3,930	7,859	11,789	—	—	—	$331,000
	2/27/2013				—	—	—	3,870	—	—	$163,000
Kerry E. Weiner, M.D.		$32,190	$222,000	$321,900
	2/27/2013				—	—	—	—	2,298	$42.12	$34,000
	2/27/2013				2,505	5,010	7,515	—	—	—	$211,000
	2/27/2013				—	—	—	2,446	—	—	$103,000

(1)	Represents threshold, target and maximum payout levels under our annual cash incentive program for performance during the year ended December 31, 2013. See “Compensation Discussion and Analysis—Performance-Based Bonus” for a description of the program. For amounts actually earned under the plan, see “2013 Summary Compensation Table” under the column titled “Non-Equity Incentive Plan Compensation.”
(2)

The amounts reported in these columns represent performance-based restricted stock units. Subject to the achievement of performance goals relating to new provider headcount and productivity, these performance-based restricted stock units are scheduled to vest 50% on each of the 2nd and 3rd anniversaries of the date of grant. See “Compensation Discussion and Analysis—Long-Term Equity Incentives” for further information regarding these grants.

(3)	The shares vest 25% on each of the first through forth year anniversaries of the date of grant.
(4)	The shares vest 25% on the first anniversary of the date of grant and the balance vest in equal monthly installments over the next thirty-six months.
(5)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with each of our named executive officers which include the specific terms set forth below.

Adam D. Singer, M.D. In August 2009, we entered into a second amended and restated employment agreement with Dr. Singer, pursuant to which he agreed to continue to serve as our Chief Executive Officer and Chief Medical Officer. The employment agreement specifies that Dr. Singer’s employment with us is for a term of three years with automatic renewal for one year periods, unless either party provides 30 days prior written notice of its intention not to renew. Dr. Singer’s 2013 annual base salary was set at $543,000. He is eligible to receive an annual incentive award based upon performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee. Pursuant to the terms of his employment agreement, we also maintain Dr. Singer’s professional liability insurance.

Richard H. Kline, III. In November 2011, we entered into an employment agreement with Mr. Kline, pursuant to which he agreed to serve as our Chief Financial Officer. The employment agreement specifies that Mr. Kline’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Mr. Kline’s 2013 annual base salary was set at $360,000. He is eligible to receive an annual incentive award based upon performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee.

R. Jeffrey Taylor. In August 2009, we entered into a second amended and restated employment agreement with Mr. Taylor, pursuant to which he agreed to continue to serve as our President and Chief Operating Officer. The employment agreement specifies that Mr. Taylor’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Mr. Taylor’s 2013 annual base salary was set at $435,000. He is eligible to receive an annual incentive award based upon performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee.

Richard G. Russell. In August 2009, we entered into a second amended and restated employment agreement with Mr. Russell, pursuant to which he agreed to continue to serve as our Executive Vice President and Chief Development Officer. This employment agreement specifies that Mr. Russell’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Mr. Russell’s 2013 annual base salary was set at $360,000. He is eligible to receive an annual incentive award based on performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee.

Kerry E. Weiner, M.D. In March 2011, we entered into an employment agreement with Dr. Weiner, pursuant to which he agreed to serve as our Chief Clinical Officer. This employment agreement specifies that Dr. Weiner’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Dr. Weiner’s 2013 base salary was set at $370,000. He is eligible to receive an annual incentive award based on performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee.

In addition, each named executive is entitled to reimbursement for all reasonable business and travel expenses, is eligible to receive 20 days of paid vacation annually, and is eligible to participate in our retirement, welfare and benefit plans and programs.

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2013:

2013 Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(#)(3)	Market Value of Shares or Units of Stock that Have Not Vested($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(4)
Adam D. Singer, M.D.	3/19/2008	1,096	—	$17.54	3/19/2018	—	—	—	—
	3/4/2009	106,918	—	$15.90	3/4/2019	—	—	—	—
	3/3/2010	82,772	5,519	$33.00	3/2/2020	—	—	—	—
	3/9/2011	48,984	22,266	$45.97	3/8/2021	—	—	—	—
	3/1/2012	8,750	11,250	$36.06	3/1/2022	—	—	—	—
	2/27/2013	—	7,432	$42.12	2/27/2020	—	—	—	—
	3/1/2012	—	—	—	—	—	—	17,000	$1,009,630.00
	2/27/2013	—	—	—	—	—	—	15,623	$927,849.97
	3/9/2011	—	—	—	—	3,950	$234,590.50	—	—
	3/1/2012	—	—	—	—	5,025	$298,434.75	—	—
	2/27/2013	—	—	—	—	7,859	$466,746.01	—	—
Richard H. Kline, III	11/1/2011	26,041	23,959	$41.13	10/31/2021	—	—	—	—
	3/1/2012	2,187	2,813	$36.06	3/1/2022	—	—	—	—
	2/27/2013	—	2,703	$42.12	2/27/2020	—	—	—	—
	3/1/2012	—	—	—	—	—	—	4,200	$249,438.00
	2/27/2013	—	—	—	—	—	—	5,722	$339,829.58
	11/1/2011	—	—	—	—	3,000	$178,170.00	—	—
	3/1/2012	—	—	—	—	1,275	$75,722.25	—	—
	2/27/2013	—	—	—	—	2,850	$169,261.50	—	—
R. Jeffrey Taylor	2/9/2005	10,656	—	$1.60	2/9/2015	—	—	—	—
	3/2/2006	3,125	—	$1.60	3/1/2016	—	—	—	—
	7/19/2007	39,063	—	$5.25	7/18/2017	—	—	—	—
	3/19/2008	53,000	—	$17.54	3/19/2018	—	—	—	—
	3/4/2009	69,130	—	$15.90	3/4/2019	—	—	—	—
	3/3/2010	41,499	2,767	$33.00	3/2/2020	—	—	—	—
	3/9/2011	30,937	14,063	$45.97	3/8/2021	—	—	—	—
	3/1/2012	8,750	11,250	$36.06	3/1/2022	—	—	—	—
	2/27/2013	—	7,432	$42.12	2/27/2020	—	—	—	—
	3/1/2012	—	—	—	—	—	—	17,000	$1,009,630.00
	2/27/2013	—	—	—	—	—	—	15,623	$927,849.97
	3/9/2011	—	—	—	—	2,500	$148,475.00	—	—
	3/1/2012	—	—	—	—	5,025	$298,434.75	—	—
	2/27/2013	—	—	—	—	7,859	$466,746.01	—	—
Richard G. Russell	7/19/2007	155	—	$5.25	7/18/2017			—	—
	3/19/2008	30,000	—	$17.54	3/19/2018	—	—	—	—
	3/4/2009	61,231	—	$15.90	3/4/2019	—	—	—	—
	3/3/2010	32,281	2,153	$33.00	3/2/2020	—	—	—	—
	3/9/2011	14,162	6,438	$45.97	3/8/2021	—	—	—	—
	3/1/2012	4,375	5,625	$36.06	3/1/2022	—	—	—	—
	2/27/2013	—	3,716	$42.12	2/27/2020	—	—	—	—
	3/1/2012	—	—	—	—	—	—	8,500	$504,815.00
	2/27/2013	—	—	—	—	—	—	7,859	$466,746.01
	3/9/2011	—	—	—	—	1,150	$68,298.50	—	—
	3/1/2012	—	—	—	—	2,475	$146,990.25	—	—
	2/27/2013	—	—	—	—	3,870	$229,839.30	—	—
Kerry E. Weiner, M.D	3/31/2011	19,062	10,938	$45.41	3/30/2021	—	—	—	—
	3/1/2012	2,756	3,544	$36.06	3/1/2022	—	—	—	—
	2/27/2013	—	2,298	$42.12	2/27/2020	—	—	—	—
	3/1/2012	—	—	—	—	—	—	5,300	$314,767.00
	2/27/2013	—	—	—	—	—	—	5,010	$297,543.90
	3/1/2012	—	—	—	—	1,575	$93,539.25	—	—
	2/27/2013	—	—	—	—	2,446	$145,267.94	—	—

(1)	The shares underlying these options vest 25% at the first anniversary of the grant date and in equal monthly installments thereafter over the following three years.
(2)	All options granted prior to our initial public offering on January 25, 2008 were issued with an exercise price equal to the fair value of shares of our common stock at the date of the grant, as determined contemporaneously with the grants. Subsequent to our initial public offering, all options have been issued with an exercise price equal to the closing price of our common stock on the NASDAQ Global Market on the date of the grant.
(3)	The shares vest 25% on each of the first though fourth year anniversaries of the date of grant.
(4)	The market value of shares or units of stock that have not vested reflects a stock price of $59.39, the closing stock price on December 31, 2013.
(5)	The amounts reported in these columns represent performance-based restricted stock units. Subject to the achievement of performance goals relating to new provider headcount and productivity, these performance-based restricted stock units are scheduled to vest 50% on each of the 2nd and 3rd anniversaries of the date of grant.

The following table sets forth information regarding options exercised by our named executive officers during the year ended December 31, 2013:

2013 Option Exercises and Vested Stock Awards

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Adam D. Singer, M.D.	78,000	$3,039,905	3,650	$159,086
Richard H. Kline, III	—	—	1,925	$99,716
R. Jeffrey Taylor	—	—	2,925	$126,918
Richard G. Russell	15,000	$670,662	1,400	$60,707
Kerry E. Weiner, M.D	5,000	$75,200	525	$22,397

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

In January 2008, our Board of Directors adopted the Executive Change in Control Plan governing the termination of senior management in case of a qualifying change in control event. Currently, Dr. Singer, Messrs. Taylor and Russell are designated as participants under this plan.

In March 2011, our Board of Directors adopted the Executive Change in Control Plan governing the termination of senior management in case of a qualifying change in control event for designated participants who become executive officers of the Company on or after March 3, 2011. The 2011 plan is substantially the same as our 2008 Executive Change in Control Plan, except that the 2011 plan does not include change-in-control tax gross-up payments. Currently, Mr. Kline and Dr. Weiner are designated as participants under the 2011 plan.

As discussed in the narrative following the 2013 Grants of Plan-Based Awards Table, during 2013, each of our named executive officers was subject to an employment agreement with the Company. A quantitative analysis of the amount of compensation payable to each of these named executive officers upon termination of employment under his employment agreement or the Executive Change in Control Plan, assuming that each termination had occurred as of December 31, 2013, is listed in the table below. In the event that any of our named executive officers would qualify for payments under both the Executive Change in Control Plan and his employment agreement, the named executive officer will be entitled to the greater of the benefits provided by either the Executive Change in Control Plan or his employment agreement.

In the event that the named executive officer’s employment is terminated by us without “Cause,” or if the named executive officer terminates his employment for “Good Reason,” such individual will be entitled to receive (1) continuation of his base salary for 12 months (18 months for Dr. Singer) months following his termination, (2) payment of any earned but unpaid bonuses, including any pro rata bonus earned during the then current fiscal year, and (3) 12 months (18 months for Dr. Singer) of continued coverage under our health and dental programs at the same level of coverage as he or she received during employment. In addition, Dr. Singer will receive a lump sum payment equal to our cost of Dr. Singer’s life and disability insurance benefits for the 18 months following his termination. All payments are subject to the named executive officer’s execution of a release relieving us from liability relating to his termination.

In the event that a named executive officer dies or is terminated due to “Permanent Disability,” each individual (or, in the case of death, his estate) shall be entitled to receive (1) continuation of up to 75% of the executive’s base salary for 12 months (18 months for Dr. Singer) following his death or Permanent Disability, (2) a lump sum cash payment equal to the value of the cost to the Company for providing life and disability insurance for a period of 12 months (18 months for Dr. Singer), (3) 12 months of continued coverage under our health and dental programs at the same level of coverage as the executive and the executive’s covered dependents received during employment and (4) the pro rata portion of the annual bonus earned during the then current fiscal year. “Permanent Disability” is defined in each of the amended and restated employment agreements to mean any physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months.

In the event any of the named executive officers terminates his employment for Good Reason or are terminated by us without Cause, or his employment is terminated due to a Permanent Disability or death, and such individual is over the age of 55 and has been employed by us for over five years, we will continue to provide coverage under our health and dental programs for the named executive officer and his covered dependents for a period until both the named executive officer and his spouse at the time of termination become eligible for Medicare coverage.

Under the employment agreements, the named executive officers may not (1) solicit any of our employees for a period of 12 months (two years for Dr. Singer) after termination, or (2) disclose any confidential information pertaining to our Company at any time.

Under all of the employment agreements, we are not obligated to make any cash severance payment to a named executive officer if his employment is terminated by us for Cause or by the executive without Good Reason. “Cause” is defined in the employment agreements as (1) fraud, misappropriation, embezzlement or other act of material misconduct against us, (2) substantial, continuing and willful failure to render services in accordance with the terms of the applicable employment agreement,(3) knowing violation of any laws, rules or regulations of any governmental or regulatory body material to our business, and (4) conviction of or plea of nolo contendere to a felony or a crime including moral turpitude, or a charge or indictment of a felony or any crime involving moral turpitude the defense of which renders the executive substantially unable to perform his services to us. Additionally, Dr. Singer’s failure to maintain his professional license in the State of California, or any sanction or formal reprimand of him by the California Board of Medical Quality Assurance shall constitute “cause.”

“Good Reason” is defined in the employment agreements for each of the named executive officers as (1) a substantial reduction in the executive’s status, title, position or authority, (2) a reduction in the executive’s base salary and/or annual bonus of $20,000 or more, (3) the request that the executive render services outside of Los

Angeles County, California or the relocation of our headquarters outside of Los Angeles County, California provided that the foregoing shall not apply as to reasonable business travel commensurate with the executive’s position, or (4) any material breach by us of any provision of the employment agreement.

Pursuant to the Company’s Executive Change in Control Plans each named executive officer is eligible to receive certain severance benefits in the case of a qualifying change in control event. A participant in the plan will be eligible to receive a severance payment and additional severance benefits if his employment with us is terminated by us or the acquirer without cause or by the employee for good reason 90 days prior to or within 18 months following a change in control (as defined below). In addition, if a participant can reasonably demonstrate that such termination came at the request of a person who has indicated an intention or taken steps reasonably calculated to effect a change in control of IPC, or that such termination was otherwise in connection with, or in anticipation of, a change in control of IPC, which actually occurs, then such participant will also be eligible to receive severance benefits under the Executive Change in Control Plan. In connection with such change in control termination, Dr. Singer will be eligible to receive 18 months of his base salary plus one and one-half times his annual target short-term incentive bonus for the year in which the termination occurs, and Messrs. Taylor, Russell, Kline and Dr. Weiner will receive 12 months of his base salary plus one times his annual target short-term incentive bonus for the year in which termination occurs. In addition, each named executive officer will be eligible to receive 12 months (18 months in the case of Dr. Singer) of continuing health and dental coverage on the same terms as the executive received such benefits during employment. In connection with such change in control termination, any equity awards granted after July 1, 2007 that are outstanding on the date of termination held by the terminated individual will vest immediately at the time of such termination.

Under the terms of the Executive Change in Control Plan adopted in January 2008, if any payments or benefits to which a participant becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then he or she will generally be entitled to an additional “gross-up” payment from us in an amount such that, after payment by the participant of all taxes, including any excise tax imposed upon the gross-up payment, he or she will retain a net amount equal to the amount he or she would have been entitled to receive had the excise tax not been imposed upon the payment. If the total payments that the participant is entitled to receive from us do not exceed 110% of the greatest amount that could be paid to the participant without becoming an excess parachute payment, then no “gross-up” payment will be made by us, and the participant’s payments will be reduced to the greatest amount that could be paid without causing the payments to be “excess parachute payments.” Under the plan, “change in control” is defined to mean (1) the acquisition by a third party of more than 50% of our voting shares, (2) a merger, consolidation or other reorganization if the stockholders of the Company and their affiliates, immediately before such merger, consolidation or other reorganization, do not, as a result of such merger, consolidation, or other reorganization, own directly or indirectly, more than 50% of the combined voting power of the then outstanding voting shares of the entity resulting from such merger, consolidation or other reorganization, (3) our complete liquidation or dissolution, or (4) a sale of all or substantially all of our assets. Currently, only Dr. Singer, Messrs. Taylor and Russell are designated participants under the Executive Change in Control Plan adopted in January, 2008. Accordingly, Dr. Weiner and Mr. Kline are not eligible to receive tax gross-up payments in connection with a change in control.

Pursuant to the employment agreements, the Company’s Executive Change in Control Plans and the various equity grant agreements, assuming one of our named executive officers is terminated without Cause or resigns for Good Reason or a change in control had taken place on December 31, 2013, such individuals would have been entitled to payments in the amounts set forth opposite their name:

Summary of Potential Payments Upon Termination or a Change in Control

Element	Involuntary Termination Without Cause	Termination for Good Reason	Death or Disability	Change in Control(1)
Salary(2)
Adam D. Singer, M.D.	$814,500	$814,500	$610,875	$814,500
Richard H. Kline, III	$360,000	$360,000	$270,000	$360,000
R. Jeffrey Taylor	$435,000	$435,000	$326,250	$435,000
Richard G. Russell	$360,000	$360,000	$270,000	$360,000
Kerry E. Weiner, M.D.	$370,000	$370,000	$277,500	$370,000
Benefit(3)
Adam D. Singer, M.D.	$17,324	$17,324	$17,324	$14,543
Richard H. Kline, III	$7,618	$7,618	$7,618	$6,395
R. Jeffrey Taylor	$7,618	$7,618	$7,618	$6,395
Richard G. Russell	$9,583	$9,583	$9,583	$8,045
Kerry E. Weiner, M.D.	$7,371	$7,371	$7,371	$6,188
Value of Accelerated Stock Options(4)
Adam D. Singer, M.D.	—	—	—	$835,269
Richard H. Kline, III	—	—	—	$549,799
R. Jeffrey Taylor	—	—	—	$652,560
Richard G. Russell	—	—	—	$338,622
Kerry E. Weiner, M.D.	—	—	—	$275,281
Value of Accelerated Stock Awards(5)
Adam D. Singer, M.D.	—	—	—	$999,771
Richard H. Kline, III	—	—	—	$423,154
R. Jeffrey Taylor	—	—	—	$913,656
Richard G. Russell	—	—	—	$445,128
Kerry E. Weiner, M.D.	—	—	—	$238,807
Value of Accelerated Performance-Based Restricted Stock Unit Awards(5)(6)
Adam D. Singer, M.D.	—	—	—	$1,093,429
Richard H. Kline, III	—	—	—	$308,531
R. Jeffrey Taylor	—	—	—	$1,093,429
Richard G. Russell	—	—	—	$547,695
Kerry E. Weiner, M.D.	—	—	—	$343,809
Total (7)
Adam D. Singer, M.D.	$831,824	$831,824	$628,199	$3,757,512
Richard H. Kline, III	$367,618	$367,618	$277,618	$1,647,879
R. Jeffrey Taylor	$442,618	$442,618	$333,868	$3,101,040
Richard G. Russell	$369,583	$369,583	$279,583	$1,699,490
Kerry E. Weiner, M.D.	$377,371	$377,371	$284,871	$1,234,085

(1)	Amounts listed in this column with respect to each named executive officer are payable upon the occurrence of a change in control and a related termination not for cause or for good reason 90 days prior to or within 18 months following a change in control.

(2)	Includes twelve months (eighteen months for Dr. Singer) of continuation of executive’s salary. Amounts payable upon death or disability are limited to 75% of the executive’s base salary for twelve months (eighteen months for Dr. Singer). Amounts payable upon the occurrence of a change in control termination also include one times (one and one-half times for Dr. Singer) executive’s annual target short-term incentive bonus for the year in which the termination occurs.
(3)	Includes the value of twelve months (eighteen months for Dr. Singer) of continued coverage under our health and welfare benefit plans pursuant to each of the executive’s employment agreement as described in “Potential Payments Upon Termination or Change in Control” above.
(4)	Value of stock options with vesting accelerated due to a change in control is determined based on the difference between December 31, 2013 closing price of $59.39 per share, as reported on the NASDAQ Global Market and the applicable exercise price.
(5)	Value of stock awards and stock options with vesting accelerated due to a change in control is determined based on the December 31, 2013 closing price of $59.39 per share, as reported on the NASDAQ Global Market.
(6)	The amounts reported includes pro-rated shares under the performance-based restricted stock units granted in 2013, the pro-rated shares are based on the elapsed time in the performance period.
(7)	Assuming that the potential payments would have been made, there would be no tax gross-up payments triggered based on the amounts calculated as of December 31, 2013.

Compensation Risk Assessment

During 2013, management and the compensation committee assessed the risks associated with the Company’s compensation practices and policies for employees, including a consideration of risk-mitigating factors in the Company’s compensation practices and policies. The compensation committee reviewed each significant compensation plan used for the various employee groups in the Company, including the employed and affiliated physicians groups. The compensation plans are generally homogeneous for each particular employee group and are not based on particular geographical regions, nor does the Company have separate operating units. The compensation committee found that each plan is based on metrics and objectives that provide appropriate incentives and reasonable safeguards. Following this assessment, the compensation committee concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

During 2013, under our Director Compensation Plan each non-employee member of our Board of Directors received an annual retainer of $35,000. In addition, each non-employee director received $1,500 per meeting of the Board of Directors attended in person or telephonically, and each committee member received $1,500 per meeting attended of their respective committees. The lead director, the chairpersons of the audit committee and the compensation committee each received an additional annual retainer of $15,000 and the chairpersons of the nominating and governance committee and the quality committee each received an additional annual retainer of $12,000. In addition, our non-employee directors could elect to participate in the Company’s health benefit plans at the full premium cost. Non-employee directors also received an annual option grant to purchase 3,250 shares, vesting in 12 equal monthly installments and annual restricted stock units equal to $45,000 in value on grant date with the release of such shares deferred to the earlier of (1) separation of service or (2) the third anniversary of the date of grant. Each such option has an exercise price equal to the fair market value of our common stock on the date of grant and has a ten-year term. Each non-employee director was eligible to make elections to receive all or a portion of his annual cash retainer either in the form of stock options or deferred stock. Any such election will be made pursuant to the IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan.

Effective January 2014, the Director Compensation Plan was revised based on a non-employee director compensation study performed by FWCook under the direction of the nominating and governance committee. Under the revised Director Compensation Plan, each non-employee member of our Board of Directors receives an annual retainer of $40,000. In addition, each non-employee director receives $2,000 per meeting of the Board of Directors attended in person or telephonically, and each committee member receives $2,000 per meeting attended of their respective committees. There were no changes made to the additional annual retainer for the lead director and committee chairpersons. For 2014, each non-employee director receives an annual option grant to purchase 2,650 shares, vesting in 12 equal monthly installments and annual restricted stock units equal to $55,000 in value on grant date with the release of such shares deferred to the earlier of (1) separation of service or (2) the third anniversary date of grant. Each such option has an exercise price equal to the fair market value of our common stock on the date of grant and has a seven-year term.

In addition, newly elected non-employee directors will receive a prorated portion of the annual option grant to purchase 2,650 and a prorated portion of the annual restricted stock unit grant equal to $55,000 in value on grant date, in each case based on number of months in-service for the calendar year.

The table below provides information regarding 2013 compensation of non-management directors:

Name	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	Option Awards $(2)	Total $
Mark J. Brooks	$75,500	$45,000	$42,129	$162,629
Thomas P. Cooper, M.D.	$82,000	$45,000	$42,129	$169,129
Francesco Federico, M.D.	$48,500	$45,000	$42,129	$135,629
Woodrin Grossman	$57,500	$45,000	$42,129	$144,629
C. Thomas Smith	$69,500	$45,000	$42,129	$156,629
Chuck Timpe	$72,500	$45,000	$42,129	$159,629
Robert M. Wachter, M.D(3)	$46,004	$45,000	$42,129	$133,133

(1)	Amounts include retainer fees paid in cash or the fair value of stock options or deferred stock that certain non-employee directors elected to receive in lieu of cash as described above. The following non-employee directors elected and received stock options or deferred stock in the amounts set forth below:

Name	Annual Retainer Deferred $	Stock Options Received	Shares of Deferred Stock Received
Thomas P. Cooper, M.D.	$47,000	—	1,151
Woodrin Grossman	$5,000	306	—

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts.
(3)	Dr. Wachter joined the Board in August 2013. Amounts include consulting fees of $3,000 paid on a monthly basis. In addition, pursuant to employment agreement between Dr. Wachter and the Regents of the University of California, all retainer fees, meeting fees and consulting fees were deemed for the benefit of the Regents of the University of California.

The following table summarizes the outstanding equity awards held by each of our non-employee directors as of December 31, 2013:

Name	Stock Awards	Stock Options
Mark J. Brooks	13,501	1,887
Thomas P. Cooper, M.D.	34,811	3,668
Francesco Federico, M.D.	25,227	1,646
Woodrin Grossman	30,599	1,646
C. Thomas Smith	19,750	1,646
Chuck Timpe	13,750	1,646
Robert M. Wachter, M.D.	1,355	370

COMPENSATION COMMITTEE REPORT

The compensation committee of our Board of Directors is currently composed of three independent, non-employee directors. The compensation committee oversees the Company’s compensation programs on behalf of the Board of Directors. The compensation committee reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management.

Based on the compensation committee’s review and discussion with management, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2014 annual meeting of stockholders and the Company’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Mark J. Brooks (Chairman)

Thomas P. Cooper, M.D.

C. Thomas Smith

The information contained above under the caption “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference into a filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is an officer or employee of our Company. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving equity and other compensation, termination, change in control and other arrangements relating to the services provided to us as an employee, director, or consultant by a related person will not be covered by this policy. A related person is any executive officer, director or a nominee for director, or a beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity where any such person acts as an officer or general partner of or otherwise controls, or in which such person holds an aggregate ownership interest of at least 10%.

Under the policy, if a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to all disinterested members of our Board of Directors) for review and approval. In considering related-person transactions, our audit committee will take into account the relevant available facts and circumstances including, without limitation, the following:

•	the approximate dollar amount involved in the transaction, including the amount payable to or by the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction was entered into on terms no less favorable to us than terms that could have been reached with an unaffiliated third-party; and

•	the purpose of the transaction and any potential benefits to us.

The Company’s Related Person Transactions Policy is available on our website, located at www.hospitalist.com.

AUDIT COMMITTEE REPORT

The audit committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors. It meets with management and our independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. In accordance with its responsibilities set forth in the committee charter, the audit committee has done the following:

•	Discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the overall scope and plans for their audit and non-audit services;

•	Reviewed and discussed with management and Ernst & Young, LLP the Company’s audited financial statements for the fiscal year ended December 31, 2013;

•

Discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).; and

•	Received and reviewed written disclosure and the letter regarding independence from Ernst & Young LLP as required by the PCAOB and discussed with Ernst & Young LLP its independence.

In carrying out its responsibilities, the audit committee looks to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of the Company’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent registered public accounting firm is responsible for auditing the Company’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing the Company’s internal control over financial reporting and for expressing an opinion on the effectiveness of internal control over financial reporting. The independent registered public accounting firm performs their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board.

Based on the foregoing, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Chuck Timpe (Chairman)

Mark J. Brooks

Woodrin Grossman

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

If you wish to present a proposal for action at the 2015 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 24, 2014 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2015 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our by-laws require that written notice must be received by the Secretary of the Company no later than March 7, 2015, and no earlier than February 5, 2015.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented at the 2014 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A Notice containing instructions on how to access our 2013 annual report and this proxy statement is being mailed to each stockholder of record. The 2013 annual report includes our annual report on Form 10-K, audited financial statements for the year ended December 31, 2013, as well as other supplementary financial information and certain schedules. Copies of the annual report on Form 10-K, without exhibits, can also be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, or through our website, located at http://investors.hospitalist.com .

By order of the Board of Directors,

Adam D. Singer, M.D.

Chief Executive Officer

North Hollywood, California

April 23, 2013

www.envisionreports.com/ipcm Step 1: Go to www.envisionreports.com/ipcm to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Vote by Internet Go to www.envisionreports.com/ipcm Or scan the QR code with your smartphone Follow the steps outlined on the secure website 01TX2A + + Important Notice Regarding the Availability of Proxy Materials for the IPC The Hospitalist Company, Inc. Annual Stockholders’ Meeting to be Held on June 5, 2014 Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at: _ Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 22, 2014 to facilitate timely delivery. . Stockholders’ Meeting Notice & Admission Ticket IMPORTANT ANNUAL MEETING INFORMATION 1 3 6 5 9 2 NNNNNNNNNNNN NNNNNNNNN 1234 5678 9012 345 NNNNNN C 1234567890 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE__ SACKPACK_

Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/ipcm. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g Email – Send email to investorvote@computershare.com with “Proxy Materials IPCM” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 22, 2014. From Los Angeles International Airport Distance from hotel: 20 mi. Drive time: 45 min. Directions: Take 405 North towards L.A.; stay in far right lane until freeway splits and take 101 South to Lankershim Blvd exit. Turn right, then right again at signal, (Lankershim) Hotel entrance sign ahead on right. Hotel up the road on top of hill. From Burbank-Glendale-Pasadena Airport Distance from hotel: 6 mi. Drive time: 15 min. Directions: Take Hollywood Way South to Riverside Drive, turn right, continue to traffic signal at Cahuenga Blvd. Turn left, go until merge with Lankershim Blvd., turn left. Stay in left lane until Universal Studios/Hotels sign, turn left, Hilton up the road on top of hill. From John Wayne Airport/Orange County Distance from hotel: 52 mi. Drive time: 1.5 hr. Directions: Take 405 North towards L.A.; take 101 South to Lankershim Blvd exit. Turn right, then right again at signal, (Lankershim) Hotel entrance sign ahead on right. Hotel up the road on top of hill. Directions to the IPC The Hospitalist Company, Inc. 2014 Annual Meeting . Stockholders’ Meeting Notice & Admission Ticket IPC The Hospitalist Company, Inc.’s Annual Meeting of Stockholders will be held on June 5, 2014 at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California at 9:00 a.m. Pacific Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR the following proposals: 1. Election of Directors. Adam D. Singer, M.D. Thomas P. Cooper, M.D. Chuck Timpe 2. Approval of the amendment to the Certificate of Incorporation of the Company to confer on our Board of Directors the ability to amend our By-laws. 3. Approval of the amendment to the By-laws of the Company to add a Delaware exclusive forum provision. 4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. 5. Say on Pay – a non-binding advisory vote on the approval of executive compensation of our named executive officers. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. 01TX2A

Ipc The Hospitalist companyUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01TX0A 1 U PX + Annual Meeting Proxy Card . D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + C Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR THE nominees listed and FOR Proposals 2, 3, 4, and 5. For Against Abstain For Against Abstain 2. Approval of the amendment to the Certificate of Incorporation of the Company to confer on our Board of Directors the ability to amend our By-laws. 6. Such other business as may properly come before the meeting or any adjournment thereof. 3. Approval of the amendment to the By-laws of the Company to add a Delaware exclusive forum provision. Change of Address — Please print new address below. 01 - Adam D. Singer, M.D. 02 - Thomas P. Cooper, M.D. 1. Election of Directors: For Withhold For Withhold B Please check this box if you consent to access future annual reports and proxy statement materials via the Internet. IMPORTANT ANNUAL MEETING INFORMATION 03 - Chuck Timpe For Withhold 4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. 5. Say on Pay – a non-binding advisory vote on the approval of executive compensation of our named executive officers. NNNNNNNNNNNN 1 9 5 1 4 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T 1234 5678 9012 345 MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK MMMMMMMMMMMMMMM C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on June 4, 2014. Vote by Internet Go to www.envisionreports.com/ipcm Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Notice of 2014 Annual Meeting of Stockholders IPC The Hospitalist Company 4605 Lankershim Blvd STE 617 North Hollywood CA 91602 Proxy Solicited by Board of Directors for Annual Meeting — June 5, 2014 Adam D. Singer, M.D. and R. Jeffrey Taylor, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of IPC The Hospitalist Company, Inc., to be held on June 5, 2014 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees listed on the reverse side for the Board of Directors and FOR Proposals 2, 3, 4, and 5. Please mark, sign, date and return this Proxy in the accompanying prepaid envelope. (Items to be voted appear on reverse side.) ipc The Hospitalist Company . Proxy — IPC THE HOSPITALIST COMPANY INC. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 5, 2014: IPC’s Proxy Statement and Annual Report to Stockholders and Form 10–K for fiscal year 2013 are available electronically at www.envisionreports.com/ipcm IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

BARCODE See the reverse side of this notice to obtain proxy materials and voting instructions. BROKER LOGO HERE 1 OF 2 12 15 1234567 1234567 1234567 1234567 1234567 1234567 1234567 Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on <mtgdate>. You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: <mtgtype> For holders as of: <recdate> Date: Time: <mtgtime> Location: 0000209607_1 R1.0.0.51160 IPC THE HOSPITALIST COMPANY, INC Annual Meeting June 05, 2014 June 05, 2014 9:00 AM PDT April 07, 2014 Hilton Los Angeles Universal City 555 Universal Hollywood Drive Universal City, CA 91608 Return Address Line 1 Return Address Line 2 Return Address Line 3 51 MERCEDES WAY EDGEWOOD NY 11717 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

How To Vote Please Choose One of the Following Voting Methods Internal Use Only Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. XXXX XXXX XXXX XXXX XXXX XXXX Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form. XXXX XXXX XXXX 0000209607_2 R1.0.0.51160 1. Annual Report 2. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 22, 2014 to facilitate timely delivery.

BARCODE 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 Broadridge Internal Use Only xxxxxxxxxx xxxxxxxxxx Cusip Job # Envelope # Sequence # # of # Sequence # 0000 0000 0000 Voting items 0000209607_3 R1.0.0.51160 The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Adam D. Singer, M.D. 02 Thomas P. Cooper, M.D. 03 Chuck Timpe The Board of Directors recommends you vote FOR the following proposal(s): 2 Approval of the amendment to the Certificate of Incorporation of the Company to confer on our Board of Directors the ability to amend our By-laws. 3 Approval of the amendment to the By-laws of the Company to add a Delaware exclusive forum provision. 4 Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. 5 Say on Pay - A non-binding advisory vote on the approval of executive compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE Voting Instructions THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE P99999-010 12 15 # OF # Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # Reserved for Broadridge Internal Control Information 0000209607_4 R1.0.0.51160